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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                 Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CARBO CERAMICS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CARBO CERAMICS INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Stockholders of CARBO Ceramics Inc.:

Notice is hereby given that the Annual Meeting of Stockholders of CARBO Ceramics Inc. will be held Tuesday, May 16, 2017, at 9:00 a.m. local time, at the Hotel Granduca, 1080 Uptown Park Boulevard, Houston, Texas 77056, for the following purposes:

1.	To elect seven Directors, the names of whom are set forth in the accompanying proxy statement, to serve until the 2018 Annual Meeting of Stockholders.
2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.
3.	To approve the Amended and Restated 2014 CARBO Ceramics Inc. Omnibus Incentive Plan including an increase in the number of shares available for issuance by 700,000 shares.
4.

To approve, for purposes of Section 312.03 of the New York Stock Exchange Listed Company Manual, the issuance of certain warrants and the shares of common stock issuable upon their exercise, pursuant to the terms and conditions of the Warrant dated as of March 2, 2017 by and between the Company and the Wilks Brothers LLC.

5.	To approve, by advisory vote, the compensation of the named executive officers.
6.	To vote on an advisory basis on the frequency of future advisory votes on the compensation of the named executive officers.
7.	To transact such other business as may properly be brought before the meeting.

Stockholders of record at the close of business on March 20, 2017 are the only stockholders entitled to notice of, and to vote at, the Annual Meeting of Stockholders. A complete list of stockholders entitled to vote at the Annual Meeting of Stockholders will be available for examination at the Company’s principal executive offices located at 575 N. Dairy Ashford, Suite 300, Houston, Texas 77079, for a period of ten days prior to the Annual Meeting of Stockholders. This list of stockholders will also be available for inspection at the Annual Meeting of Stockholders and may be inspected by any stockholder for any purpose germane to the Annual Meeting of Stockholders.

It is important that your shares be represented at the meeting. Accordingly, even if you plan to attend the meeting in person, please complete, sign, date and promptly return the enclosed proxy card in the postage-prepaid envelope prior to the Annual Meeting of Stockholders or follow the Internet or telephone voting procedures described on the proxy card. If you attend the meeting and wish to vote in person, you may withdraw your proxy and vote in person. Your prompt consideration is greatly appreciated.

By Order of the Board of Directors,

/s/ John R. Bakht

John R. Bakht
Corporate Secretary

April 6, 2017

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 16, 2017: The Proxy Statement and Annual Report to Stockholders are available at www.carboannualmeeting.com.

CARBO CERAMICS INC.

575 N. Dairy Ashford, Suite 300

Houston, Texas 77079

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of CARBO Ceramics Inc. (the “Company”) for use at the Company’s Annual Meeting of Stockholders (the “Annual Meeting”) to be held May 16, 2017, at 9:00 a.m. local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Hotel Granduca, 1080 Uptown Park Boulevard, Houston, Texas 77056.

The Company’s principal executive offices are located at 575 N. Dairy Ashford, Suite 300, Houston, Texas 77079. The telephone number at that address is (281) 921-6400.

Most stockholders (including participants in the Company stock fund in the Company’s Savings and Profit Sharing Plan) have a choice of granting their proxies by telephone, over the Internet or by using a traditional proxy card. You should refer to your proxy or voting instruction card to see which options are available to you and how to use them. The Internet and telephone voting procedures are designed to authenticate stockholders’ identities and to confirm that their instructions have been properly recorded.

The cost of preparing, assembling and mailing the proxy material and of reimbursing brokers, nominees and fiduciaries for the out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of shares held of record by such persons, will be borne by the Company. The Company has retained D.F. King & Co., Inc. (“D.F. King”) to aid in the solicitation of proxies. It is estimated that the cost of D. F. King’s services will be approximately $8,000 plus expenses. In addition to the solicitation of proxies by mail, proxies may also be solicited by telephone, electronic communication, or personal communication by employees of D.F. King and the Company. These proxy solicitation materials are being mailed and made available at www.carboannualmeeting.com on or about April 7, 2017 to all stockholders entitled to vote at the Annual Meeting.

A stockholder giving a proxy pursuant to this solicitation (including via telephone or via the Internet) may revoke it at any time before the Annual Meeting by delivering to the Secretary of the Company a written notice of revocation or a valid proxy (including via telephone or via the Internet) bearing a later date or by attending the Annual Meeting and voting in person.

Deadline for Receipt of Stockholder Proposals

Pursuant to regulations of the Securities and Exchange Commission (the “SEC”), in order to be included in the Company’s Proxy Statement for its 2018 Annual Meeting, stockholder proposals must be received at the Company’s principal executive offices, 575 N. Dairy Ashford, Suite 300, Houston, Texas 77079, Attention: Secretary, no later than December 8, 2017, and must comply with additional requirements established by the SEC. In addition, the Company’s Second Amended and Restated By-Laws provide that any stockholder who desires either to bring a stockholder proposal before an annual meeting of stockholders or to present a nomination for Director at an annual meeting of stockholders must give advance notice to the Secretary of the Company with respect to such proposal or nominee. The Company’s Second Amended and Restated Bylaws generally require that written notice be delivered to the Secretary of the Company at the Company’s principal executive offices not less than 90 days nor more than 120 days prior to the anniversary of the preceding year’s annual meeting of stockholders and contain certain information regarding the stockholder desiring to present a proposal or make a nomination and, in the case of a nomination, information regarding the proposed Director nominee. For the 2018 Annual Meeting, the Secretary of the Company must receive written notice on or after January 20, 2018, and on or before February 19, 2018. A copy of the Company’s Second Amended and Restated Bylaws is available upon request from the Secretary of the Company.

Record Date, Shares Outstanding and Voting

Only stockholders of record at the close of business on March 20, 2017 are entitled to notice of, and to vote at, the Annual Meeting. At the record date, 27,139,979 shares of the Company’s Common Stock were issued and outstanding and entitled to be voted at the meeting. The presence, in person or by proxy, of stockholders holding a majority of the shares of the Company’s Common Stock entitled to vote will constitute a quorum for the Annual Meeting.

Every stockholder is entitled to one vote for each share held with respect to each matter, including the election of Directors, which comes before the Annual Meeting. Stockholders do not have the right to cumulate their votes in the election of Directors. If a stockholder specifies how the proxy is to be voted with respect to any of the proposals for which a choice is provided, the proxy will be voted in accordance with such specifications. If a stockholder fails to specify a choice with respect to such proposals, the proxy will be voted (i) FOR all Director nominees, (ii) FOR the ratification of the appointment of Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm (iii) FOR the approval of the Amended and Restated 2014 CARBO Ceramics Inc. Omnibus Incentive Plan including an increase in the number of shares available for issuance by 700,000 shares, (iv) FOR the approval, for purposes of Section 312.03 of the New York Stock Exchange Listed Company Manual, of the issuance of certain warrants and the shares of common stock issuable upon their exercise, pursuant to the terms and conditions of the Warrant dated as of March 2, 2017 by and between the Company and Wilks Brothers LLC, (v) FOR the advisory vote to approve the compensation of the named executive officers, and (vi) FOR the advisory vote to approve the compensation for the named executive officers to occur every ONE YEAR.

The affirmative vote of holders of a plurality of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote is required to elect each Director nominee. The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote is required for Proposals 2, 3 and 4. With respect to the advisory proposal regarding the compensation of the named executive officers as disclosed in this proxy statement, the proposal will be considered approved if it receives the affirmative vote of a majority of the shares of Common Stock cast on the resolution. With respect to the advisory vote regarding the frequency of the stockholder vote to approve the compensation of the named executive officers, the Company will treat the selection of every one year, every two years, or every three years that receives the greatest number of votes as the option that is approved by its stockholders. These advisory votes are non-binding on the Company and the Board of Directors.

New York Stock Exchange (“NYSE”) rules permit brokers to vote for routine matters such as the ratification of the appointment of Ernst & Young without receiving instructions from the beneficial owner of the shares. NYSE rules prohibit brokers from voting on the election of Directors, executive compensation and other non-routine matters without receiving instructions from the beneficial owner of the shares. In the absence of instructions, the shares are viewed as being subject to “broker non-votes.” “Broker non-votes” will be counted for quorum purposes (as they are present and entitled to vote on the ratification of Ernst & Young’s appointment) but will not affect the outcome of any other matter being voted upon at the Annual Meeting. A broker or other nominee holding shares for a beneficial owner may not vote these shares in regard to the election of Directors (Proposal 1), the approval of the Amended and Restated 2014 CARBO Ceramics Inc. Omnibus Incentive Plan including an increase in the number of shares available for issuance by 700,000 shares (Proposal 3), the approval of the issuance of certain warrants and the shares of common stock issuable upon their exercise (Proposal 4), the advisory vote regarding the compensation of named executive officers (Proposal 5) or the advisory vote on the frequency of the advisory vote regarding the compensation of name executed officers (Proposal 6) without specific instructions from the beneficial owner. Abstentions are treated as present and entitled to vote and thus, will be counted in determining whether a quorum is present. Abstentions will have the effect of a vote cast against Proposals 2, 3 and 4, but otherwise will not be counted as a vote cast and will not have an effect on the outcome of Proposals 1, 5 or 6.

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers use this process for proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the Company that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold shares registered in your name, and the Company will promptly undertake to carry out your request. You can notify the Company by sending a written request to the Company at 575 N. Dairy Ashford, Suite 300, Houston, Texas 77079, or by telephone at (281) 921-6400.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists as of March 20, 2017, with respect to each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock of the Company, the name and address of such owner, the number of shares of Common Stock beneficially owned and the percentage such shares comprised of the outstanding shares of Common Stock of the Company. Except as indicated, each holder has sole voting and dispositive power over the listed shares. Percentage of beneficial ownership is based on 27,139,979 shares of Common Stock outstanding on March 20, 2017.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent
FMR LLC (1)	3,520,200	12.9%
245 Summer Street Boston, Massachusetts 02210
BlackRock, Inc. (2)	3,469,678	12.7%
55 East 52nd Street New York, New York 10055
William C. Morris (3)	3,375,622	12.4%
60 East 42nd Street, Suite 3200 New York, New York 10165
Wilks Brothers, LLC(4)	2,594,733	9.5%
17010 Interstate 20 Cisco, Texas 76437
The Vanguard Group (5)	1,665,486	6.1%
100 Vanguard Blvd. Malvern, Pennsylvania 19355

(1)

Based on a Schedule 13G/A filing with the SEC, as of December 31, 2016, FMR LLC reported sole voting power as to 1,408,000 shares of Common Stock and sole dispositive power as to 3,520,000 shares of Common Stock.

(2)

Based on a Schedule 13G/A filing with the SEC, as of December 31, 2016, BlackRock, Inc. reported sole voting power as to 3,401,384 shares of Common Stock and sole dispositive power as to 3,469,678 shares of Common Stock

(3)

Based on a Form 4 filed with the SEC on March 7, 2016 and information provided by Mr. Morris as of March 20, 2017, Mr. Morris reported sole voting and dispositive power as to 3,160,659 shares of Common Stock. Also includes 214,963 shares of Common Stock held by Mr. Morris’ spouse, for which Mr. Morris shares voting and dispositive power

(4)

Based on a Schedule 13D filing with the SEC, as of March 10, 2017, the following persons (acting as a group) reported the following: Wilks Brothers, LLC sole voting and dispositive power as to 2,594,733 shares of Common Stock, and Dan, Staci and Farris Wilks – shared voting and dispositive power as to 2,594,733 shares of Common Stock.

(5)

Based on a Schedule 13G filing with the SEC, as of December 31, 2016, The Vanguard Group reported sole voting power as to 24,941 shares of Common Stock, shared voting power as to 781 shares of Common Stock, sole dispositive power as to 1,639,764 shares of Common Stock, and shared dispositive power as to 25,722 shares of Common Stock.

The following table sets forth the number of shares of Common Stock of the Company beneficially owned by (i) each Director of the Company, (ii) each named executive officer of the Company, and (iii) Directors and all executive officers of the Company as a group, as of March 20, 2017. For purposes of this proxy statement, Gary A. Kolstad, Ernesto Bautista, III, Don P. Conkle, John R. Bakht and Roger Riffey are referred to as the Company’s “named executive officers.” Except as indicated, each holder has sole voting and dispositive power over the listed shares. No current Director, nominee Director or executive officer has pledged any of the shares of Common Stock disclosed below. Percentage of beneficial ownership is based on 27,139,979 shares of Common Stock outstanding on March 20, 2017. The number and percentage of shares of Common Stock beneficially owned is determined under the rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares of Common Stock for which a person has sole or shared voting power or investment power and also any shares of Common Stock that may be acquired by that person within 60 days of March 20, 2017. Unless otherwise indicated in the footnotes, the address for each executive officer and Director is c/o CARBO Ceramics Inc., 575 N. Dairy Ashford, Suite 300, Houston, Texas 77079.

	Amount and Nature of Beneficial Ownership		Percent of Common
	Currently Owned	Acquirable Within 60 Days	Stock Beneficially Owned
Directors
Sigmund L. Cornelius	14,947		*
Chad C. Deaton (2)	16,457		*
James B. Jennings	15,513		*
H. E. Lentz, Jr.	19,447		*
Randy L. Limbacher	18,439		*
Gary A. Kolstad (1)(3)	258,135		*
William C. Morris (4)	3,375,622		12.4%
Robert S. Rubin	431,797		1.5%
Other Named Executive Officers
Ernesto Bautista, III (1)	77,898		*
Don P. Conkle (1)	91,940		*
John R. Bakht (1)	51,083		*
Roger Riffey (1)	43,949		*
Directors and All Executive Officers as a Group (12 persons) (1)(2)(3)(4)	4,415,227		16.2%

*	Less than 1%.
(1)

Shares shown above for Messrs. Kolstad, Bautista, Conkle, Bakht and Riffey include 100,001, 44,109, 55,531, 40,065, and 32,079 shares of unvested restricted stock, respectively, for which the holder has sole voting but no dispositive power.

(2)	Shares shown as beneficially owned by Mr. Deaton include 4,360 shares of Common Stock held jointly with his spouse.
(3)	Shares shown as beneficially owned by Mr. Kolstad includes 2,750 shares of Common Stock held jointly with his spouse, with whom Mr. Kolstad shares voting and dispositive power.
(4)	Shares shown as beneficially owned by Mr. Morris include 214,963 shares of Common Stock held by his spouse.

ELECTION OF DIRECTORS (PROPOSAL NO. 1)

Nominees. A board of seven Directors is to be elected at the meeting. Each Director elected to the Board will hold office until the next Annual Meeting or until his or her successor has been elected and qualified. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the seven nominees named below, all of whom are presently Directors of the Company. In the event that any nominee is unable or declines to serve as a Director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board to fill the vacancy, unless the size of the Board is reduced. The proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement. It is not expected that any nominee will be unable or will decline to serve as a Director. Biographical information regarding each nominee is set forth below, as well as a summary of the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the nominee should serve as a Director of the Company. Each nominee’s experience and understanding is evaluated in determining the overall composition of the Board.

Name (Age)	Business Experience During Past 5 Years and Other Information	Director Since

William C. Morris (78)

Mr. Morris currently serves as Chairman of the Board of the Company. Mr. Morris is also currently Chairman of the Board of Clysar, LLC (a Clinton, Iowa manufacturer of polyolefin shrink wrap), and of Gulf Coast Supply & Manufacturing, LLC (a Florida metal roofing manufacturer). From December 1988 until November 2008, he served as Chairman of the Board of Directors of J. & W. Seligman & Co. Incorporated (a New York-based investment advisory firm); Chairman of the Board of Tri-Continental Corporation; and Chairman of each of the investment companies in the Seligman Group of Funds. Mr. Morris has extensive experience in the areas of corporate finance, mergers and acquisitions, and strategic planning. He also possesses a strong understanding of corporate governance matters. In addition, his long tenure as a Director of the Company is of particular value to the Board in the course of its discussions and deliberations.

1987

Sigmund L. Cornelius (62)

Since April 1, 2014, Mr. Cornelius has served as President and Chief Operating Officer of Freeport LNG, L.P. (a Texas-based owner and operator of a liquefied natural gas receiving and regasification terminal). From October 2008 until December 2010, he served as Senior Vice President, Finance, and Chief Financial Officer of ConocoPhillips (a Houston-based energy company). Prior to that, he served as Senior Vice President, Planning, Strategy and Corporate Affairs of ConocoPhillips since September 2007, having previously served as President, Exploration and Production — Lower 48 since 2006. He served as President, Global Gas of ConocoPhillips since 2004, and prior to that served as President, Lower 48, Latin America and Midstream since 2003. Mr. Cornelius retired from ConocoPhillips in December 2010 after 30 years of service with the company. Mr. Cornelius currently serves as a Director of Western Refining, Inc. and various Freeport LNG entities, and was a Director of DCP Midstream GP, LLC from November 2007 to October 2008, USEC Inc. from 2011 to 2014, NiSource Inc. from 2011 to 2015, Columbia Pipeline Group, Inc. from 2015 to 2016 and Parallel Energy Trust from 2011 to 2016.  Mr. Cornelius has significant domestic and international executive experience in the Exploration and Production industry, which is the primary end user of the Company’s products and services. In addition, as the former CFO of a public company, he has extensive experience and skills in the areas of corporate finance, accounting, strategic planning and risk oversight.

2009

Name (Age)	Business Experience During Past 5 Years and Other Information	Director Since

Chad C. Deaton (64)

Mr. Deaton served as Executive Chairman of the Board of Baker Hughes

Incorporated (a Houston-based oilfield services company) from January 2012 until his retirement on April 25, 2013. Prior to that, he served as Chairman, President and Chief Executive Officer from October 2004 until January 2012. From August 2002 to October 2004, he served as President, Chief Executive Officer and a Director of the Hanover Compressor Company (a Houston-based natural gas compression package supplier). Mr. Deaton was employed in a variety of positions by Schlumberger Oilfield Services and/or its affiliates from 1976 through 2001. Mr. Deaton currently serves as a director of Ariel Corporation (a private corporation), Air Products and Chemicals Inc., Transocean Ltd. and Marathon Oil Corporation. Mr. Deaton also served as a director of the Company from 2004-2009.

2013

Gary A. Kolstad (58)

Mr. Kolstad was appointed by the Board of Directors to serve as President and Chief Executive Officer and a Director of the Company, effective as of June 1, 2006. Mr. Kolstad was previously employed by Schlumberger from 1985 to June 2006, where he most recently served as Vice President, Global Accounts for Schlumberger Oilfield Services and previously led Schlumberger’s U.S. Onshore business unit as Vice President, Oilfield Services. Mr. Kolstad has a Bachelor of Science degree in Petroleum Engineering and a strong executive background in the oil field services business, which is the primary industry that purchases products and services from the Company. He also has a solid understanding of global operations and strategic planning.

2006

H. E. Lentz, Jr. (72)

From June 2009 to May 2011, Mr. Lentz served as a Managing Director of Lazard Frères & Co. (an investment banking firm). Formerly, he served as a Managing Director of Barclays Capital, an investment banking firm and successor to Lehman Brothers, from September 2008 to March 2009; a Managing Director of Lehman Brothers from 1993 to 2002; consultant to Lehman in 2003 and an Advisory Director of Lehman from 2004 to September 2008. He also served as the non-executive Chairman of the Board of Rowan Companies plc, from 2010 to 2014 and as a Director of Peabody Energy Corporation from 1998 to April 2017.  He currently serves as a Director of Macquarie Infrastructure Company and WPX Energy, Inc. Mr. Lentz has significant experience in the areas of corporate governance, corporate finance, mergers and acquisitions and strategic planning.

2003

Name (Age)	Business Experience During Past 5 Years and Other Information	Director Since

Randy L. Limbacher (58)

From April 2013 until December 2015, Mr. Limbacher served as President, Chief Executive Officer and a Director of Samson Resources Corporation (a Tulsa-based oil and natural gas company), which filed for Chapter 11 protection in September 2015. Mr. Limbacher served as Vice Chairman of the Board of Directors of Samson from December 2015 until March 2017.  From November 2007 until February 2013, Mr. Limbacher served as President and Chief Executive Officer and a Director of Rosetta Resources, Inc. (a Houston-based oil and natural gas company). From February 2010 until February 2013, Mr. Limbacher also served as Chairman of the Board of Rosetta. From April 2006 until November 2007, Mr. Limbacher held the position of President, Exploration and Production — Americas for ConocoPhillips (a Houston-based energy company). Prior to that time, Mr. Limbacher spent over twenty years with Burlington Resources Inc. (a Houston-based oil and natural gas company), where he served as Executive Vice President and Chief Operating Officer from 2002 until acquired by ConocoPhillips in

April 2006. He was a Director of Burlington Resources from January 2004 until the sale of the company. Mr. Limbacher has significant executive experience in the oil and natural gas industry. He also possesses skills in the area of strategic planning.

		2007

Robert S. Rubin (85)	From 2001 until January 2015, Mr. Rubin served as a Senior Vice President of JPMorgan Chase & Co. (a New York-based financial holding company) and a predecessor firm. He has extensive experience in the areas of corporate finance, accounting, mergers and acquisitions, strategic planning and risk oversight.	1997

The Board of Directors recommends a vote “FOR” the election of each of the nominees for Director named in this proxy statement.

The Board has determined that each of the following Directors is independent within the meaning of the applicable rules of the SEC and the listing standards of the NYSE:

William C. Morris

Sigmund L. Cornelius

Chad C. Deaton

James B. Jennings

H. E. Lentz, Jr.

Randy L. Limbacher

Robert S. Rubin

The Board has evaluated the independence of the members of the Board under the independence standards promulgated by the NYSE. In conducting this evaluation, the Board and Audit Committee considered transactions and relationships between each Director nominee or his immediate family and the Company to determine whether any such transactions or relationships were material and, therefore, inconsistent with a determination that each such Director nominee is independent. Based upon that evaluation, the Board determined that Messrs. Morris, Cornelius, Deaton, Jennings, Limbacher, Lentz and Rubin have no material relationship with the Company and, as a result, are independent. In determining the independence of Mr. Morris, the Board specifically considered that the Company reimburses Directors for direct expenses incurred in connection with Company-related travel, and that Mr. Morris may travel on Company business by means of a private aircraft owned by Mr. Morris. The Board concluded that such expense reimbursements are not inconsistent with a determination that Mr. Morris is independent. In determining independence, the Board also considered the obligation of the Company to make interest payments to Messrs. Morris and Rubin on unsecured, subordinated loans made by those Directors to the Company.  The Board concluded that such interest payments (and the existence of the loans upon which they are made) are not inconsistent with a determination of the independence of those Directors.

Please see the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for information about the Company’s executive officers.

Interested parties may contact the Board, or the non-management Directors as a group, at the following address:

Board of Directors

or

Non-Management Directors

c/o CARBO Ceramics Inc.

575 N. Dairy Ashford

Suite 300

Houston, Texas 77079

Communications may also be sent to individual Directors at the above address. Communications to Directors will be reviewed and referred in compliance with the Procedures for Unsolicited Communications, as approved by the Nominating and Corporate Governance Committee of the Board on July 12, 2004 (which comprise a majority of the Board’s independent Directors). Communications to the Board, the non-management Directors or any individual Director that relate to the Company’s accounting, internal accounting controls or auditing matters will also be referred to the Chairman of the Audit Committee. Other communications will be referred to the appropriate Committee chairman and may also be sent, as appropriate, to the Company’s Chief Compliance Officer.

BOARD OF DIRECTORS, COMMITTEES OF THE BOARD OF DIRECTORS AND

MEETING ATTENDANCE

The Board met nine times and took action by unanimous written consent three times during the last fiscal year. Each Director attended at least 75% of all meetings of the Board and the Committees of which such Director is a member. Although there is no formal policy as to Director attendance at the Annual Meeting, all Directors attended the 2016 Annual Meeting and all are anticipated to attend the 2017 Annual Meeting as well.

The primary function of the Board is oversight, which includes among other matters, oversight of the principal risk exposures to the Company. To assist the Board in this role, the Audit Committee periodically requests the Company’s internal auditor to conduct a review of enterprise risks associated with the Company. The internal audit firm reports its findings and assessments to the Audit Committee, which then reports the findings to the Board as a whole.

Pursuant to the Company’s Corporate Governance Guidelines, the offices of Chairman of the Board and Chief Executive Officer are currently separated. The positions of the Chairman of the Board and the Chief Executive Officer are not held by the same person and the Chairman of the Board is not an employee of the Company. The Board views this separation as a means to allow the Board to fulfill its role in risk oversight through a collaborative, yet independent, interaction with Company management.

The Board has an Audit Committee currently comprised of six members and a Compensation Committee and a Nominating and Corporate Governance Committee, each of which is currently comprised of seven members. The charters of each of these Committees and the Company’s Corporate Governance Guidelines are available free of charge on the Company’s website at www.carboceramics.com or by writing to the Company at: CARBO Ceramics Inc., c/o Corporate Secretary, 575 N. Dairy Ashford, Suite 300, Houston, Texas 77079. The Board votes annually on the membership and chairmanship of all Committees.

Audit Committee. The Audit Committee currently consists of Sigmund L. Cornelius (Chairman), Chad C. Deaton, James B. Jennings, H. E. Lentz, Jr., Randy L. Limbacher, and Robert S. Rubin. The Committee met nine times during the last fiscal year. The Board has determined that all of the members of the Audit Committee are independent within the meaning of the applicable rules of the SEC and the listing standards of the NYSE. The Board has also determined that each of Robert S. Rubin and Sigmund L. Cornelius meets the requirements for being an “audit committee financial expert,” as that term is defined by applicable SEC and NYSE rules. The Audit Committee appoints and retains the Company’s independent registered public accounting firm, approves the fee arrangement and scope of the audit, reviews the financial statements and the independent registered public accounting firm’s report, considers comments made by the independent registered public accounting firm with respect to the Company’s internal control structure and reviews internal accounting procedures and controls with the Company’s financial and accounting staff. The Audit Committee also conducts the review of the non-audit services provided by the independent registered public accounting firm to determine their compatibility with its independence. The Audit Committee reviews the independent registered public accounting firm’s performance, qualification and quality control procedures and establishes policies for: (i) the pre-approval of audit and permitted non-audit services by the independent registered public accounting firm; (ii) the hiring of former employees of the independent registered public accounting firm; and (iii) the submission and confidential treatment of concerns from employees or others about accounting, internal controls, auditing or other matters.

The Audit Committee reviews with management the Company’s disclosure controls and procedures and internal control over financial reporting and the processes supporting the certifications of the Chief Executive Officer and Chief Financial Officer. It also reviews with management and the Company’s independent registered public accounting firm the Company’s critical accounting policies. The Audit Committee reviews the Company’s annual and quarterly SEC filings and other related Company disclosures. The Audit Committee reviews the Company’s compliance with the Code of Business Conduct and Ethics as well as other legal and regulatory matters. In performing these duties, the Audit Committee has full authority to: (i) investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company; (ii) retain outside legal, accounting or other consultants to advise the Committee; and (iii) request any officer or employee of the Company, the Company’s in-house or outside counsel, internal audit service providers or independent registered public accounting firm to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Compensation Committee. The Compensation Committee currently consists of H. E. Lentz, Jr. (Chairman), Sigmund L. Cornelius, Chad C. Deaton, James B. Jennings, Randy L. Limbacher, William C. Morris and Robert S. Rubin. The Committee met three times and took action by unanimous written consent once during the last fiscal year. The Board has determined that all of the members of the Compensation Committee are independent within the meaning of the listing standards of the NYSE. The Compensation Committee (i) establishes policies relating to the compensation of the non-employee Directors, officers and key management employees of the Company; (ii) reviews and approves the compensation of the non-employee Directors, officers and the President and Chief Executive Officer; (iii) reviews payment estimates with respect to cash incentive compensation awards for non-officer employees; (iv) oversees the administration of the Company’s equity compensation plans; and (v) reviews and approves periodically, but no less than annually, the Company’s compensation goals and objectives with respect to its officers, including oversight of the risks associated with the Company’s compensation programs. The Compensation Committee also evaluates and approves post-service arrangements with management and establishes and reviews periodically the Company’s perquisite policies for management and Directors.

In performing its duties, the Compensation Committee has ultimate authority and responsibility to engage and terminate any compensation consultant, legal counsel or other adviser (together “advisers”) to assist in determining appropriate compensation levels for the Chief Executive Officer or any other member of the Company’s management and to approve the terms of any such engagement and the fees of any such adviser. For 2016, Frederic W. Cook & Co., Inc. (“FW Cook”) was engaged by the Committee to provide compensation consulting services in connection with the review and summary of executive compensation. FW Cook did not provide any other services to the Company in 2016. In addition, the Committee has full access to any relevant records of the Company and may also request that any officer or other employee of the Company (including the Company’s senior compensation or human resources executives), the Company’s in-house or outside counsel, or any other person meet with any members of, or consultant to, the Committee. In addition to information provided by outside compensation consultants, the officers of the Company may also collect peer group compensation data for review by the Committee.

The Committee sets the compensation policy for the Company as a whole and specifically decides all compensation matters related to the officers of the Company. The Committee has delegated to its Chairman the ability to grant interim equity awards to non-officer employees of the Company under the stockholder-approved equity plans of the Company in an amount not to exceed 2,000 shares of Common Stock per employee award, with such awards to be reported to the full Committee at its next meeting.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee currently consists of William C. Morris (Chairman), Sigmund L. Cornelius, Chad C. Deaton, James B. Jennings, Randy L. Limbacher, H. E. Lentz, Jr. and Robert S. Rubin. The Nominating and Corporate Governance Committee acted unanimously in recommending the nomination of the Directors in Proposal No. 1. The Committee met two times during the last fiscal year. The Board has determined that all of the members of the Nominating and Corporate Governance Committee are independent within the meaning of the listing standards of the NYSE. The Nominating and Corporate Governance Committee establishes the Company’s corporate governance principles and guidelines. These principles and guidelines address, among other matters, the size, composition and responsibilities of the Board and its Committees, including their oversight of management. The Committee also advises the Board with respect to the charter, structure and operation of each Committee of the Board. The Nominating and Corporate Governance Committee oversees the evaluation of the Board and officers of the Company and reviews and periodically reports to the Board on matters concerning Company succession planning. The Committee has full access to any relevant records of the Company and may retain outside consultants to advise it. The Committee has the ultimate authority and responsibility to engage or terminate any outside consultant to identify Director candidate(s) and to approve the terms and fees of such engagement of any such consultant. The Committee may also request that any officer or other employee of the Company, the Company’s outside counsel, or any other person meet with any members of, or consultants to, the Committee.

The Company’s Board has charged the Nominating and Corporate Governance Committee with identifying individuals qualified to become members of the Board and recommending Director nominees for each Annual Meeting, including the recommendation of nominees to fill any vacancies on the Board. The Nominating and Corporate Governance Committee considers Director candidates suggested by its members, other Directors, officers and stockholders. Stockholders desiring to make such recommendations should timely submit the candidate’s name, together with biographical information and the candidate’s written consent to be nominated and, if elected, to serve to: Chairman, Nominating and Corporate Governance Committee of the Board of Directors of CARBO Ceramics Inc., 575 N. Dairy Ashford, Suite 300, Houston, Texas 77079. To assist it in identifying Director candidates, the Committee is also authorized to retain, at the expense of the Company, third party search firms and legal, accounting, or other advisors, including for purposes of performing background reviews of potential candidates. The Committee provides guidance to search firms it retains about the particular qualifications the Board is then seeking.

All Director candidates, including those recommended by stockholders, are evaluated on the same basis. Candidates are selected for their character, judgment, business experience and specific areas of expertise, among other relevant considerations, such as the requirements of applicable law and listing standards (including independence standards) and diversity of membership. While the Company’s Corporate Governance Guidelines do not prescribe diversity standards, as a matter of practice, the Nominating and Corporate Governance Committee considers diversity in the context of the Board as a whole, taking into account personal characteristics and experience of current and prospective Directors in order to facilitate Board deliberations that reflect an appropriate range of perspective. The Board of Directors recognizes the importance of soliciting new candidates for membership on the Board of Directors and that the needs of the Board of Directors, in terms of the relative experience and other qualifications of candidates, may change over time. In determining the needs of the Board of Directors and the Company, the Nominating and Corporate Governance Committee considers the qualifications of sitting Directors and consults with the Board of Directors, the Chief Executive Officer and certain other officers and, where appropriate, external advisors. All Directors are expected to exemplify the highest standards of personal and professional integrity and to assume the responsibility of challenging management through their active and constructive participation and questioning in meetings of the Board of Directors and its various Committees, as well as in less formal contacts with management. Director candidates, other than sitting Directors, are interviewed at the direction of the Committee, which may include (at the Committee’s direction) interviews by the Chairman of the Board of Directors, other Directors, the Chief Executive Officer and certain other officers, and the results of those interviews are considered by the Committee in its deliberations.

The members of the Nominating and Corporate Governance Committee constitute all of the non-management Directors on the Company’s Board of Directors. As the Chairman of the Nominating and Corporate Governance Committee, William C. Morris serves as the presiding Director for non-management executive sessions of these Directors.

CODE OF BUSINESS CONDUCT AND ETHICS

The Company has adopted a Code of Business Conduct and Ethics that applies to its Directors and employees, including its Chief Executive Officer, Chief Financial Officer and Controller. The Code of Business Conduct and Ethics, including future amendments, is available free of charge on the Company’s website at www.carboceramics.com or by writing to the Company at: CARBO Ceramics Inc., c/o General Counsel, 575 N. Dairy Ashford, Suite 300, Houston, Texas 77079. The Company will also post on its website any amendment to or waiver under the Code of Business Conduct and Ethics granted to any of its Directors or executive officers. No such waivers were requested or granted in 2016.

CERTAIN RELATED PARTY TRANSACTIONS

The Audit Committee reviews related person transactions in accordance with the Company’s Code of Business Conduct and Ethics and applicable SEC guidelines. Such reviews are conducted periodically, but no less frequently than annually, and are reflected in the minutes of the Audit Committee. In accordance with Company policies, directors, officers and employees, and their family members, may not engage in transactions that create conflicts of interest with the Company. Each of our directors and executive officers is instructed and periodically reminded to inform the General Counsel or Chief Financial Officer of any potential related party transactions. In addition, each such director and executive officer completes a questionnaire on an annual basis designed to elicit information about any potential related party transactions. Moreover, through its accounting department, management conducts an annual review of accounting records for potential related party transactions. Based on the information provided from all relevant sources, the General Counsel evaluates the potential conflict. The Chief Financial Officer or General Counsel, as the case may be, brings relevant transactions to the attention of the Audit

Committee. The Audit Committee then considers those transactions in accordance with its charter and reports to the Board on its conclusions and recommendations, with any members involved in the subject transaction abstaining from discussion and voting. The Audit Committee takes into account, among other things, the details of the transaction, whether the transaction was voluntarily disclosed in advance or as soon as the conflict became apparent, whether the terms are fair to the Company, whether there are genuine business reasons for the Company to enter into the transaction, and the opinion of counsel whether the transaction represents an improper conflict for any director or executive officer.

In May 2016, we received proceeds of $25.0 million from the issuance of separate unsecured Promissory Notes (the “Notes”) to two of our Directors, William C. Morris and Robert S. Rubin, in the principal amounts of $20.0 million and $5.0 million respectively.  Each Note matures on April 1, 2019 and bears interest at 7.00%.  Additionally, in May 2016, each of those directors entered into a Subordination and Intercreditor Agreement with our bank lender, which, among other things, provides that each Note is subordinated to the indebtedness outstanding under our Amended Credit Agreement. As of March 20, 2017, the entire principal amount of each promissory amount remained outstanding. We made interest payments totaling $521,644 and $130,411 on the two promissory notes, respectively, in 2016.  Beginning January 1, 2017, interest is being capitalized as payment in kind.

On March 2, 2017, we entered into an Amended and Restated Credit Agreement (the New Credit Agreement) with our shareholder Wilks Brothers, LLC (Wilks) to replace our current term loan with Wells Fargo Bank, National Association (Wells Fargo) and provide the Company with additional liquidity for a longer term. The New Credit Agreement is a $65.0 million facility maturing on December 31, 2022, that consists of a $52,651,000 term loan made at closing to pay off Wells Fargo and an additional term loan of $12,349,000 to be made in a single advance to the Company upon the satisfaction of certain post-closing conditions. The Company’s obligations bear interest at 9.00% and are guaranteed by its two domestic operating subsidiaries. No principal repayments are required until maturity (except in unusual circumstances), and there are no financial covenants. In lieu of making cash interest payments, the Company has the option during the first two years of the loan to make interest payments as payment-in-kind, or PIK, by applying an 11.00% rate to the interest payment due (instead of the 9.00% cash interest rate) and capitalizing the resulting amount to the outstanding principal balance of the loan.  The loan cannot be prepaid during the first three years without making the lenders whole for interest that would have been payable over the entire remaining term of the loan. The Company’s obligations under the New Credit Agreement are secured by: (i) a pledge of all accounts receivable and inventory, (ii) cash in certain accounts, (iii) domestic distribution assets residing on owned real property, (iv) the Company’s Marshfield, Wisconsin and Toomsboro, Georgia plant facilities and equipment, and (v) certain real property interests in mines and minerals. Other liens previously in favor of Wells Fargo were released. As of March 20, 2017, $52,651,000 principal amount is outstanding and no interest payments have yet been made with respect to the New Credit Agreement.

On March 2, 2017, in connection with the New Credit Agreement, the unsecured Promissory Notes in favor of two of the Company’s Directors in the aggregate amount of $25.0 million were amended to provide for payment-in-kind, or PIK, interest payments until the lenders under the New Credit Agreement receive two consecutive semi-annual cash interest payments.

DIRECTOR COMPENSATION

The following table sets forth information regarding the compensation of the Company’s non-employee Directors. Mr. Kolstad did not receive any additional compensation for his service on the Board in 2016. Compensation received by Mr. Kolstad in his capacity as President and Chief Executive Officer is disclosed under “Compensation of Executive Officers” below.

Director Compensation for Fiscal Year 2016

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Sigmund L. Cornelius	73,500	80,005	—	—	—	—	153,505
Chad C. Deaton	61,000	80,005	—	—	—	—	141,005
James B. Jennings	61,000	80,005	—	—	—	—	141,005
H. E. Lentz, Jr.	69,000	80,005	—	—	—	—	149,005
Randy L. Limbacher	61,000	80,005	—	—	—	—	141,005
William C. Morris	74,000	—	—	—	—	—	74,000
Robert S. Rubin	58,000	80,005	—	—	—	—	138,005

(1)

Amounts shown represent the value of the 6,838 shares of stock granted to each director, excluding Mr. Morris, who elected to receive 0 shares, on May 18, 2016, the first business day after last year’s Annual Meeting, computed by multiplying the closing price of the Company’s stock on the date of grant by the number of shares subject to the grant.

Cash Fees. Directors who are not employees of the Company are paid a quarterly cash retainer of $10,000 plus $2,000 for each meeting of the Board of Directors that they attend. Non-employee directors also receive $1,000 for each Committee meeting that they attend that does not immediately precede or follow a meeting of the Board of Directors. Effective July 1, 2016, the Directors voluntarily and temporarily reduced their quarterly cash retainers to $8,000.  In addition to their compensation as Directors, the Chairmen of the Audit and Compensation Committees each receive $10,000 annually as compensation for their service as Chairmen of these Committees. The Chairman of the Nominating and Corporate Governance Committee does not currently receive a separate payment for service as Chairman of this Committee. In addition to his compensation as a Director, the Chairman of the Board of Directors receives $20,000 annually as compensation for his service as Chairman of the Board. All Directors are reimbursed for out-of-pocket expenses incurred by them in attending meetings of the Board of Directors and its Committees and otherwise in performing their duties. All retainers and meeting attendance payments are paid quarterly. Additionally, payments of annual compensation amounts are paid quarterly in equal installments.

Equity Awards. Each newly elected or appointed non-employee Director receives a grant of 2,000 shares of restricted stock on the first day he or she is elected or appointed as a non-employee Director. In each case, one third of the shares of such restricted stock grant generally vests on each anniversary of the grant date provided the grantee is still serving as a Director on each such anniversary. In the event the Director’s service with the Company terminates prior to the applicable vesting date, other than as a result of such Director’s death or disability, all restricted shares are immediately forfeited. However, if the Director’s service is terminated due to his or her death or disability, then such unvested shares immediately vest. The terms of the grants also provide for accelerated vesting upon a change in control of the Company. For more information regarding such accelerated vesting, see “Potential Termination and Change in Control Payments” below.

Each non-employee Director who is serving in such capacity on the first business day after each Annual Meeting of Stockholders receives an annual grant of Common Stock with a market value of $100,000 as of such date (each, an “Annual Director Stock Grant”). However, in consideration of numerous cost reduction efforts being undertaken by the Company, in March 2016 the Board of Directors voluntarily reduced the value of the Annual

Director Stock Grant from $100,000 to $80,000 for 2016. Mr. Morris waived his 2016 Annual Director Stock Grant altogether.  In 2016, each non-employee director (other than Mr. Morris) received 6,838 shares of Common Stock as an Annual Director Stock Grant.

Stock Ownership Requirements. Each non-employee Director is required to hold a minimum amount of shares of Common Stock (including shares of restricted stock) equal to the sum of 2,000 shares plus the number of shares received as Annual Director Stock Grants, so long as he or she is a member of the Board of Directors. Each non-employee Director currently meets this requirement.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Introduction. The Compensation Discussion and Analysis (“CD&A”) details the objectives and design of our executive compensation program. The CD&A includes the compensation provided to our named executive officers (“NEOs”) who are listed below and named in the Summary Compensation Table.

Gary A. Kolstad	President and Chief Executive Officer
Ernesto Baustista, III	Vice President and Chief Financial Officer
Don P. Conkle	Vice President of Marketing and Sales
John R. Bakht	Vice President, General Counsel, Secretary and Chief Compliance Officer
Roger L. Riffey	Vice President, Manufacturing

General Overview of Industry Context. Fiscal 2016 was a challenging year in the oil and gas industry due to the continuation of a historically severe industry downturn that began in the fourth quarter of 2014. As primarily an oilfield service company, our business is directly impacted by the price of oil and gas because this dictates the actions of Exploration and Production (“E&P”) companies, our primary end users. When the price of oil drops, E&P companies respond by drastically reducing capital budgets and drilling activity; consequently, demand for oilfield service companies’ key products and services decreases significantly. For this reason, oilfield service companies are generally affected more than any other industry when commodity prices fall.

CARBO was not immune to this phenomenon during the recent industry downturn and, in particular, our ceramic proppant business witnessed considerable challenges as our core customers scaled back activity and focused on cutting costs. CARBO’s core competencies differ from those of other proppant companies, such as sand proppant companies, in that our business is based on scientifically developed production enhancement technologies.  Due to the economic pressures of the downturn, our customers reduced costs swiftly and dramatically, and some of our E&P clients opted for alternative sand proppants in order to achieve maximum short term cost savings.

In order to stay viable in the depressed market, many service companies were forced to significantly reduce pricing, in some cases below cost.  This, in combination with added market pressures, provided for an extraordinarily challenging year. In a market where over one hundred oilfield service companies filed for bankruptcy, including two companies in our peer group, CARBO responded with a significant change in strategy and rapid execution by our management team.

The graph below illustrates the relationship over the past three years between the price of crude and the performance of oilfield service companies, as represented below by the S&P SmallCap 600 Oil & Gas Equipment & Services Index.

How We Responded to Industry Challenges. In response to market challenges, we took strategic steps to reposition the Company for future success. In order to weather the downturn without defaulting on our financial obligations, we re-financed our bank debt, completed a subordinated debt placement, raised cash through an at-the-market equity offering program, dramatically cut costs including headcount, and implemented marketing initiatives to educate our clients on our new technology products.

During this challenging period, we also pursued new business opportunities without investing capital, including the re-start of our Marshfield sand plant, which allowed CARBO to stay more relevant in the market when the demand for ceramic proppant was at historic lows. We also continued to invest in technology and educate our clients on our new products in order to revitalize our competitive position. These strategic actions demonstrate our responsiveness to market challenges and our commitment to reposition the Company for optimal returns to our stockholders.

Pay and Performance Alignment: CEO Granted vs. Realized Pay. Pay and performance alignment is a primary objective of our compensation program. In line with this objective, the total realized value of our executive officers’ pay reflects the impact of the challenging industry conditions. As a result, the realized value of our NEOs’ compensation has been meaningfully less than the amounts reported in the proxy statement compensation tables.  The following chart illustrates this relationship by comparing our CEO’s granted and realized pay over the prior three years.

While granted pay has remained relatively constant, realized pay has been responsive to the challenging market conditions.

Note: Granted pay reflects base salary, actual bonus payouts, and the grant date value of restricted stock and cash-based performance units for the years reported. Realized pay reflects base salary, actual bonus payouts, the value of vested restricted stock following the expiration of the two-year holding period, and the value of cash-based performance units based on projected payouts.

2016 Say-on-Pay Vote, Stockholder Engagement and Company Response. CARBO is committed to keeping our stockholders apprised of our business results. Our investor relations group meets regularly, both with stockholders and analysts as requested. During the Company’s 2016 Annual Meeting of Stockholders, our

stockholders supported the executive compensation program with 84% of the votes cast in favor. In line with our commitment to be responsive to both stockholders and market conditions, we made several changes to our compensation program during 2016. These compensation actions included the following:

•	temporarily decreasing salary for all NEOs including an 18.5% decrease in CEO salary for 2016;
•	targeting the market median for all elements of pay (paid below market median given industry conditions);
•	replacing our former single performance measure annual incentive plan with a multiple-measure program;
•	capping annual incentive awards payouts at 60% of target for target performance and 90% of target for maximum performance;
•	continuing our long-term incentive structure for the NEOs, a significant component of which is long-term performance-based cash awards; and
•	instituting a clawback policy for executive incentive awards with performance periods beginning on March 20, 2017 and after.

Compensation Best Practices

The Company’s compensation program has been designed to support a strong governance model. Key elements of the program in support of this objective include:

	What We Do		What We Don’t Do
✓	Determine annual incentive compensation based upon the achievement of pre-established performance goals	x	No tax gross ups
✓	Determine long-term performance awards payouts based upon the achievement of pre-established performance goals	x	No short-term or speculative trading of Company stock
✓	Target the market median for all elements of compensation	x	No excessive perquisites
✓	Maintain robust stock holding requirements	x	No re-pricing of incentive awards
✓	Institute a clawback policy for executive incentive awards	x	No supplemental retirement plans
✓	Evaluate the risk of our compensation program annually
✓	Use an independent compensation consultant
✓	Follow a Compensation Committee charter
✓	Hold regular executive sessions of the Compensation Committee without management present

Competitive Market Position and Peer Group

To further emphasize the correlation between Company performance and executive pay and to ensure compensation is competitive, the Compensation Committee targets the 50th percentile for total compensation (base salary and short-term and long-term incentives), as reflected by various sources of compensation data (“Market Data”). The Market Data, provided to the Committee by Frederic W. Cook & Co., Inc. (“FW Cook”), the Company’s independent compensation consultant, includes compensation information from the Company’s peer companies as well as other broad-based compensation survey sources selected by FW Cook.

For purposes of setting 2016 compensation, the peer group companies (“Similar Companies”) used by the Committee included the following companies:

Basic Energy Services, Inc.	C&J Energy Services, Inc.
Core Laboratories N.V.	Dril Quip, Inc.
Flotek Industries, Inc.	Forum Energy Technologies
GulfMark Offshore, Inc.	Hornbeck Offshore Services, Inc.
ION Geophysical Corporation	Newpark Resources, Inc.
RPC, Inc.	TESCO Corporation
Unit Corporation

Our peer group was selected based on companies that broadly represent related drilling and oilfield services businesses and are of reasonably comparable revenue size to CARBO.  None of the companies included in our peer group represent our direct competitors, as there is not comparable publicly available data for our direct competitors.  When CARBO recruits executive talent, the primary source for recruiting is technically-oriented oilfield service companies.  While some of these companies have larger market capitalizations, these companies represent the market in which we most directly compete for qualified professionals. As a whole, our peer group reflects companies with related operations, of reasonably similar size, and with which we compete for talent.

Objectives and Elements of Compensation

The goal of the Company’s compensation program is to help attract and retain qualified executive talent, and to strengthen the alignment between executives and stockholders’ interests, enhancing stockholder value. To achieve this goal, the Compensation Committee’s decisions are guided by the following principles: provide a competitive compensation package; relate compensation to the performance of the Company and the individual; and align employee objectives with the objectives of stockholders by encouraging executive stock ownership.

In order to achieve these objectives, the Committee has combined current and deferred cash compensation with equity-based compensation. The Company’s compensation program for executive officers consists of:

•	base salary;
•

performance-based annual incentive payments, which in 2016 were based upon the Company’s annual earnings before interest income and expense and taxes (“EBIT”), cash flow, SG&A  cost reduction and pounds of proppant sold;

•	long-term incentives, consisting of restricted stock grants and long-term performance-based cash awards; and
•	matching and discretionary contributions under the Company’s Savings and Profit Sharing Plan.

The Compensation Committee structures executive total direct compensation to emphasize performance through the annual incentive program and long-term incentives including long term performance-based cash awards.   The Compensation Committee believes that the compensation mix should strike a balance to promote long-term returns without motivating or rewarding excessive or inappropriate risk taking. The components of our compensation program and their purposes are summarized in the following chart:

		Compensation Element	Form	Purpose
Total Direct Compensation	Fixed	Base Salary	Cash	Competitive base salary that allows the Company to attract and retain executives
	Performance based	Annual Incentive Awards	Cash	Reward executives for annual performance against Company fiscal year business plan
	Performance based	Long-term Incentive Programs	Restricted Stock and Long-term Performance based Cash Awards	Promote the creation of long-term stockholder value and emphasize long term strategic objectives

2016 Compensation Program. In determining the total compensation to be awarded to executives in 2016, the Committee evaluated each executive’s overall performance in their respective positions, as well as the Company’s overall financial performance. Key performance initiatives that were considered included reducing costs including headcount, managing cash flow and liquidity under challenging market conditions, leading in the market through technology, marketing and selling the technical advantage of ceramic proppant, pursuing sales opportunities in non-oilfield businesses, and building CARBO’s reputation as a Production Enhancement Company.

Base Salary. Base salaries reflect demonstrated experience, skills, and competencies of our executive officers. The Compensation Committee reviews the competitiveness and appropriateness of base salaries as part of the annual performance review process. The Company believes that base salaries should remain competitive in order to attract and retain superior executives, particularly since the remaining elements of total compensation are subject to variability or at risk.

The base salaries of the Chief Executive Officer, the Chief Financial Officer and other executive officers are compared annually to base salaries of executives in similar positions in the aforementioned Market Data. The Compensation Committee targets the Company’s executive officers’ base salaries at the 50th percentile of the Market Data. Individual salaries are then set based on overall individual performance in the most recently completed twelve months. In addition, Mr. Kolstad’s base salary remains subject to the requirements set forth in his employment agreement.

In 2016, our executive officers voluntarily reduced base salaries in response to challenging market conditions.  In particular, Mr. Kolstad voluntarily reduced his base pay by 18.54% during 2016. The following table provides our NEOs’ base salaries in 2015 and 2016, as well as the changes thereto. Mr. Bakht’s 2015 base salary has been annualized below.

Named Executive Officers	2015 Salary	2016 Salary	Change During 2016
Kolstad	$800,000	$651,667	Decreased by 18.54%
Bautista	$350,000	$327,115	Decreased by 6.53%
Conkle	$385,000	$370,192	Decreased by 3.85%
Bakht	$300,000	$283,269	Decreased by 5.58%
Riffey	$270,000	$259,615	Decreased by 3.85%

Annual Incentives. Our annual incentive compensation program consists of performance-based cash incentives and is administered under the 2014 CARBO Ceramics Inc. Omnibus Incentive Plan (the “2014 Omnibus Plan”) through our Annual Incentive Arrangement (the “AIA”) and, in 2016, performance-based cash awards. In 2016, the

Committee modified the annual incentive program in an effort to retain superior management personnel and to be responsive to our stockholders and the cyclical nature of our industry. CARBO moved from using EBIT as a single performance measure to using a balanced scorecard of multiple measures, including EBIT, cash flow, SG&A cost reduction, and pounds of proppant sold. The terms of the AIA were used to determine the payout for EBIT.  Each award is determined as a percentage of EBIT and is subject to a pre-determined dollar cap, which in no event can exceed the dollar cap set under the 2014 Omnibus Plan.  For 2016, Mr. Kolstad’s AIA bonus opportunity was established to be equal to the sum of (a) 0.5% of the Company’s EBIT for such fiscal year up to $75,000,000 of EBIT, plus (b) 0.9% of EBIT in excess of $75,000,000.  The 2016 bonuses for Messrs. Bautista, Conkle, Bakht and Riffey were established pursuant to the AIA with target incentive percentages of .2745%, .2745%, .1935% and .20%, respectively, of 2016 EBIT, with respective dollar caps of $754,875, $754,875, $532,125 and $550,000.  Due to the severe industry downturn, the Company’s EBIT for 2016 was negative, resulting in no amounts being paid to executive officers under the AIA.

The Company granted performance-based awards with market-based target incentive levels for each executive officer ranging from 60% to 100% of base salary depending on position.  Specifically, Mr. Kolstad’s target award for cash flow, SG&A cost reduction and pounds of proppant sold was 100% of base salary.  Messrs. Conkle and Bautista had a target award of 75%, Mr. Riffey’s target award was 65% and Mr. Bakht’s target award was 60%.  In addition, recognizing the industry challenges in 2016, maximum payouts for the key objectives were capped at 90% of target payout and performance below threshold would not result in any payout. Performance at threshold would result in a 40% of target payout, and performance at target would result in a 60% payout. Payouts were interpolated on a straight-line basis for performance between threshold and target, and target and maximum.

The performance schedule for measures other than EBIT was as follows.

If performance is:	Then the performance percentage is	Cash flow(1) Weighted 35% of target award	SG&A Cost Reduction(2) Weighted 25% of target award	Pounds of Proppant Sold(3) Weighted at 40% of target award
Below threshold		Less than	More than	Below
	0%	$(22,000,000)	$37,000,000	500,000,000 lbs.
At threshold	40%	$(22,000,000)	$37,000,000	500,000,000 lbs.
At target	60%	$(15,000,000)	$32,000,000	600,000,000 lbs.
At maximum	90%	$(6,000,000)	$27,000,000	800,000,000 lbs.

(1)

Cash flow is calculated on the basis of GAAP.  It is computed as a sum of net cash provided by operating activities and net cash provided by investing activities as presented in the Company’s annual financial statements as filed with the SEC.

(2)

SG&A cost reduction is calculated on the basis of GAAP by comparing the total amount of “adjusted” SG&A for calendar year 2015 of $57 million with “adjusted” SG&A for calendar year 2016.  For purposes of the performance measure, “adjusted” SG&A represents an amount that excludes unusual or one-time adjustments incurred during the period, including but not limited to severance.  In 2016, adjusted SG&A was $36,800,000, representing a reduction of 20,200,000 when compared with 2015.

(3)	Pounds of proppant sold is calculated based on the total amount of ceramic proppant invoiced for calendar year 2016 and reported in the Company’s annual financial statements as filed with the SEC.

After reviewing the Company’s performance in respect of these performance measures, the Compensation Committee determined the payout percentage for each metric and payout for each NEO under his performance-based cash award as follows:

Performance Criteria	2016 Actual Results	Performance Percentage	Weighting
Cash flow(1)	$(15,800,000)	57.71%	35%
SG&A Cost Reduction(2)	$36,800,000	40.8%	25%
Pounds of Proppant Sold	356,000,000	0%	40%

(1)

Cash flow adjusted by approximately $9,000,000 for expenses associated with the Wells Fargo credit facility amendment, subordinated note issuances, ATM program, severance, and a rail contract settlement.

(2)

SG&A Cost Reduction adjusted by approximately $3,000,000 for expenses associated with the Wells Fargo credit facility amendment, subordinated note issuances, ATM program, severance, and a bad debt expense.

NEO	Target Bonus	Total Weighted Payout Percentage	Actual Payout
Kolstad	$800,000	30.40%	$243,199
Bautista	$262,500	30.40%	$79,780
Conkle	$288,750	30.40%	$87,780
Bakht	$180,000	30.40%	$54,720
Riffey	$175,500	30.40%	$53,352

Long-Term Incentives. Our long-term incentive program is designed to align the interests of our executives with stockholders and reward for the achievement of long-term goals. The Company strongly believes that this objective is achieved when executives are provided with an opportunity to acquire an equity interest in the Company through ownership of the Company’s Common Stock and when executives are incentivized for strategic long-term performance. The Company previously awarded long-term incentives under the CARBO Ceramics Inc. 2009 Omnibus Incentive Plan and upon its expiration, the Company adopted the 2014 Omnibus Plan. See “Employment Agreements and Other Plans – 2014 Omnibus Plan.”

We utilize restricted stock and long term performance-based cash awards as our long term incentive vehicles. Restricted stock provides executives an ownership stake in the Company, encouraging sustained long-term performance and providing an important retention element to the Company’s executive compensation program. Long term performance-based cash awards are used to reward performance of long-term strategic initiatives.  Annual long-term incentive grants are traditionally given at the first Board of Directors meeting held shortly after the year-end close of the Company’s books. Long term incentive awards are targeted at the 50th percentile of the Market Data, based upon prior year performance.  In 2016, long term incentives were granted with 60% of the total award in restricted stock and 40% in long term performance-based cash awards as described further below.

Restricted Stock. Restricted stock is granted to executives with three-year ratable vesting and is generally forfeited as to unvested shares if the executive leaves the Company. To further enhance retention and encourage officers to retain ownership of Company stock, the Compensation Committee generally provides that officers’ restricted shares will continue to be subject to transfer restrictions for an additional two-year period after vesting. However, if an officer’s employment terminates prior to the end of such two-year period, the shares will cease to be subject to transfer restrictions at the time of termination.

Long Term Performance-Based Cash Awards. Under the terms of the 2014 Omnibus Plan, the Committee may grant performance-based cash awards to named executive officers which are paid depending upon achieving certain pre-determined financial benchmarks measured over a specified performance period. Payments under such grants, if any, are paid at the end of the applicable performance period based upon the Company’s actual performance against the benchmarks during such period.

2016 Award.  In 2016, the Committee granted long term performance-based cash awards to NEOs under the terms of the 2014 Omnibus Plan. Awards granted in 2016 are subject to a performance period beginning January 1, 2016, and ending on December 31, 2018. In order to further enhance pay and performance alignment, Relative Total Stockholder Return and New Technology Revenue were established as the performance metrics for these awards, each weighted 50%. Payments under the performance-based cash awards will be made after the end of the three-year performance period, subject to continued employment.

Relative Total Stockholder Return will be measured four times: three one-year periods, determining 75% of the award value, and one cumulative three-year period, determining the remaining 25%. The performance measure will be a comparison of CARBO total stockholder return against total stockholder return of companies that comprise the Similar Companies, OSX Index and S&P SmallCap 600 Oil & Gas Equipment & Services Index. Each comparison will be weighted 1/3rd. Total stockholder return will be calculated using the average 20 trading day stock price leading up to the beginning and end of each measurement period, in accordance with the following formula: (average ending price — average beginning price + dividends paid during measurement period (assuming reinvestment of dividends)) / average beginning price.

For the percentage of the target bonus weighted on the relative total shareholder return metric, performance at the 25th percentile is required for payout. Performance at the 25th percentile will pay 50% of target, performance at the 50th percentile will pay 100% of target, and performance at or above the 75th percentile will pay 200% of target. Payouts under the plan will not exceed 200% of target. Payouts will be interpolated on a straight-line basis for performance between the 25th and 50th percentile, and the 50th and 75th percentile.  Payment under these awards remains subject to continued vesting conditions through the remainder of the three-year performance period. The Company believes comparing relative total stockholder return to the broad base of companies in our peer group, the OSX index and S&P SmallCap 600 Oil & Gas Equipment & Services Index provides a challenging metric.

For 2016, Relative Total Shareholder Return performance was at the 21st percentile of Similar Companies, 5th percentile of OSX Index and the 16th percentile of S&P SmallCap 600 Oil & Gas Equipment & Services Index resulting in 0% of the target award value related solely to the 2016 portion of the award being earned.   Payment related to any performance period will remain subject to the continued vesting conditions through the remainder of the three-year performance period.

The Committee selected New Technology Revenue as a performance measure given its strategic long term importance to the Company. CARBO’s new oilfield technologies improve customers’ well economics by increasing hydrocarbon recovery and lowering finding and development costs. The Committee believes that these technologies are key to CARBO’s future success. New Technology Revenue recognized in accordance with GAAP will be measured once, at the end of the three-year performance period.

For the percentage of the target bonus weighted on the new technology revenue metric, performance at threshold is required for payout. Performance at threshold will pay 50% of target; performance at target will pay 100% of target, and performance at or above the maximum will pay 200% of target. Payouts under the plan will not exceed 200% of target. Payouts will be interpolated on a straight-line basis for performance between threshold and target, and target and maximum. The Committee has adopted measurable, rigorous performance targets that are achievable but challenge executives to drive business results that produce stockholder value.

2015 Award. In 2015, the Committee granted long-term performance-based cash awards to named executive officers under the terms of the 2014 Omnibus Plan. Awards granted in 2015 are subject to a performance period beginning January 1, 2015, and ending on December 31, 2017.  Like the awards granted in 2016, Relative Total Stockholder Return and New Technology Revenue (as described above) were established as the performance metrics, with Relative Stockholder Return weighted two-thirds and New Technology Revenue one-third. Payments under the 2015 performance-based cash awards will be made after the end of the three-year performance period, subject to continued employment.

Under the performance and payout structure for the Relative Total Stockholder Return metric of the 2015 awards, as relates to the 2016 portion of the award being earned, 0% of the target award value was earned.  For more information regarding potential payouts to named executive officers under the 2016 grants of long term performance-based cash awards, see “Grants of Plan-Based Awards in the Fiscal Year 2016” and “Potential Termination and Change in Control Payments” below.

Other Compensation Items

Termination and Change in Control. Mr. Kolstad’s employment agreement provides for certain payments to be made in the event of his termination of employment both before and following a change in control. These provisions were part of the employment agreement negotiated with Mr. Kolstad in connection with his joining the Company. The Company believes that having these provisions in the employment agreement enables Mr. Kolstad to focus on the performance of his job by providing him with security in the event of certain terminations of employment or a change in control.

In March 2012, the Board authorized the Company to enter into a change in control severance agreement (each, a “CIC Agreement”) with Mr. Bautista. The Board authorized the Company to enter into CIC Agreements with Mr. Conkle upon his joining the Company in October 2012, Mr. Riffey upon his appointment to Vice President — Manufacturing in May 2013, and Mr. Bakht upon his joining the Company in June 2015. For more information regarding these agreements, see “Potential Termination and Change in Control Payments” below. The restricted stock issued by the Company and long-term performance-based cash awards vest immediately upon a change in control of the Company. These vesting provisions are designed to preserve employee productivity during the potentially disruptive time prior to a change in control by assuring them of their opportunity to realize the value of their stock and any outstanding long-term performance-based cash awards.

Retirement. The Company does not provide retirement benefits to its executive officers other than pursuant to its tax-qualified Savings and Profit Sharing Plan available to all employees on the same terms.

Perquisites. The Company’s named executive officers are primarily compensated with cash and incentive awards and not perquisites. Perquisites provided to our named executive officers are usually limited to items such as payment or reimbursement for club dues and fees and education expenses.

Internal Revenue Code Section 162(m). Internal Revenue Code Section 162(m), and the regulations thereunder, place a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to certain of the Company’s most highly compensated officers. The limit imposed by Section 162(m) does not however, apply to deductions for qualified “performance-based compensation,” the material terms of which are disclosed to and approved by stockholders. The Company’s policy is to carefully monitor the potential impact of Section 162(m) on the tax deductibility of executive compensation, and to pay executive compensation that may not be deductible if it believes it is necessary and appropriate in light of the Company’s compensation objectives and in the interests of the Company and its stockholders.

Clawback Provisions. In the event of a restatement of incorrect financial results, the Compensation Committee will review all cash and equity performance-based awards that were paid to (i) executive officers (within the meaning of Rule 3b-7 of the Securities Exchange Act of 1934, as amended) and (ii) certain other members of senior management designated by the Compensation Committee for performance periods beginning after March 20, 2017 which occur during the restatement period. If any such incentive pay would have been lower had the level of achievement of applicable financial performance goals been calculated based on such restated financial results, the Compensation Committee will, if it determines appropriate in its sole discretion, to the extent permitted by governing law, require the reimbursement of the incremental portion of the incentive pay in excess of the incentive pay that would have been paid based on the restated financial results.

Risk Assessment. Reviews of potential risk associated with all of the components of the Company’s executive compensation program are conducted annually.  No material risks have been found. Specifically, our compensation is compared to market data, our annual and long-term cash incentives are based on multiple performance criteria, restricted stock awards generally have a three-year vesting horizon  and officers are required to hold their shares two years after vesting, and a significant portion of executive pay is tied to Company performance over a three-year period.

Executive Holding Requirements. Executive officers are required to hold their restricted shares for an additional two years after vesting.  Because of the cyclical nature of our industry and our fluctuating stock price, the Company does not require that a minimum number of shares be held.  Our executive team has held the vast majority of all shares awarded to them, and sold very few shares during their tenures.

Stock Trading Policy. Directors and executive officers are prohibited from engaging in short term or speculative trading of the Company’s stock. The Company’s Securities Trading Policy includes an anti-hedging provision, specifically, no insider or employee may engage in short-term trading in the Company’s securities.  In addition, speculative transactions in Company securities, such as short sales and purchases or put or call options, are prohibited.

Summary Compensation Table

The following table sets forth information concerning (i) annual compensation paid during fiscal years ended December 31, 2014, 2015 and 2016 to the Company’s Chief Executive Officer and Chief Financial Officer and (ii) annual compensation during such periods for the Company’s three most highly compensated executive officers, other than the Chief Executive Officer and Chief Financial Officer, who were serving as executive officers as of December 31, 2016.

Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Gary A. Kolstad	2016	651,667	—	925,500	—	243,199	—	18,797	(5)	1,839,163
President and	2015	800,000	400,000	1,688,000	—	61,468	—	18,797		2,968,265
Chief Executive Officer	2014	800,000	—	2,099,636	—	714,804	—	27,161		3,641,601
Ernesto Bautista, III	2016	327,115	—	363,000	—	79,800	—	18,797	(5)	788,712
Vice President and	2015	350,000	140,000	483,950	—	11,958	—	18,797		1,004,705
Chief Financial Officer	2014	343,750	—	549,731	—	309,515	—	27,361		1,230,357
Don P. Conkle	2016	370,192	—	429,006	—	87,780	—	7,950	(6)	894,928
Vice President of	2015	385,000	140,000	572,063	—	14,132	—	7,950		1,119,145
Marketing and Sales	2014	377,500	—	650,141	—	309,515	—	16,769		1,353,925
John R. Bakht (1)	2016	283,269	—	240,001	—	54,720	—	7,950	(6)	585,940
Vice President,	2015	175,000	100,000	899,996	—	—	—	4,500		1,179,496
General Counsel, Secretary and
Chief Compliance Officer
Roger L. Riffey	2016	259,615	—	264,008	—	53,352	—	7,950	(6)	584,925
Vice President,	2015	270,000	105,000	351,948	—	8,697	—	7,950		743,595
Manufacturing	2014	262,500	—	399,957	—	225,512	—	16,769		904,738

(1)	Mr. Bakht was appointed Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer in June 2015.
(2)	The amounts disclosed in 2015 represent discretionary cash awards granted by the Compensation Committee, and, with respect to Mr. Bakht, a sign-on bonus.
(3)

The amounts shown do not reflect compensation actually received by the named executive officer. Rather, amounts set forth in the Stock Awards column represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718 for financial statement reporting purposes in fiscal year 2016 by the Company with respect to restricted stock awards. A discussion of the assumptions used in this valuation with respect to awards made in fiscal year 2016 may be found in Note 10 to the Company’s financial statements contained in the Company’s Annual Report on Form 10-K for 2016. A discussion of the assumptions used in this valuation with respect to awards made in fiscal years prior to fiscal year 2016 may be found in the corresponding sections of the Company’s financial statements and accompanying footnotes for the fiscal year in which the award was made. Dividends are paid on shares of restricted stock at the same rate, and at the same time, that dividends are paid to stockholders of the Company.  The Company does not expect to pay dividends for the foreseeable future.

(4)

The amounts disclosed for 2016 (i) represent the portion of the annual performance-based cash awards earned in 2016 and (ii) payout under the 2016 grant of long term performance-based awards which was $0.  No amounts were earned pursuant to the Annual Incentive Arrangement, or, in the case of Mr. Kolstad, pursuant to the terms of his employment agreement in 2016.

(5)	The amounts disclosed for Mr. Kolstad and Mr. Bautista include (i) contributions under the Company’s Savings and Profit Sharing Plan of $7,950 and (ii) reimbursement of club dues.
(6)	The amounts disclosed for Messrs. Conkle, Bakht and Riffey represent contributions under the Company’s Savings and Profit Sharing Plan.

Grants of Plan-Based Awards in Fiscal Year 2016

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)	Units (#)	Options (#)	Awards ($/Sh)	Awards ($)(4)
Gary A. Kolstad	1/19/16	$0	—	$5,000,000	(1)	—	—	—	50,000	—	—	863,500
President and		$320,000	$480,000	$720,000	(2)
Chief Executive Officer		$692,250	$1,384,500	$2,769,000	(3)
Ernesto Bautista, III	1/19/16	$0	—	$754,875	(1)	—	—	—	19,611	—	—	338,682
Vice President and		$105,000	$157,500	$263,250	(2)
Chief Financial Officer		$121,000	$242,000	$484,000	(3)
Don P. Conkle	1/19/16	$0	—	$754,875	(1)	—	—	—	23,177	—	—	400,267
Vice President of		$115,500	$173,250	$259,875	(2)
Marketing and Sales		$143,000	$286,000	$572,000	(3)
John R. Bakht	1/19/16	$0	—	$532,125	(1)	—	—	—	12,966	—	—	223,923
Vice President,		$72,000	$108,000	$162,000	(2)
General Counsel, Secretary and Chief Compliance Officer		$80,000	$160,000	$320,000	(3)
Roger L. Riffey	1/19/16	$0	—	$550,000	(1)	—	—	—	14,263	—	—	246,322
Vice President,		$70,200	$105,300	$157,950	(2)
Manufacturing		$88,000	$176,000	$352,000	(3)

(1)

Annual incentive awards are calculated in part under the AIA and in part under performance-based cash awards. This row reflects the possible payments under the AIA, which are not subject to an annual target but rather are calculated based upon pre-determined percentages of EBIT subject to a maximum.  See “Compensation Discussion and Analysis — Annual Incentives” above.

(2)

Annual incentive awards are calculated in part under the AIA and in part under performance-based cash awards.  This row reflects the possible payments under the performance-based cash awards based upon performance against Company metrics other than EBIT.  The threshold and target amounts reflected in the table are based solely on amounts that may be earned under the performance-based cash awards at threshold, target and maximum performance for each performance measure in the aggregate.  See “Compensation Discussion and Analysis — Annual Incentives” above.

(3)	Amounts represent potential amounts payable related to the three-year performance-based cash awards. See “Compensation Discussion and Analysis — Long-term Incentives” above.
(4)

Amounts shown do not reflect compensation actually received by the named executive officer. Rather, amounts set forth in the stock award column represent the grant date fair value of awards computed in accordance with FASB ASC Topic 718 for financial statement reporting purposes in fiscal year 2016 by the Company with respect to restricted stock awards.

Employment Agreement

Kolstad Employment Agreement. The Company entered into an employment agreement with Gary A. Kolstad, dated May 10, 2006, which was amended and restated effective as of March 16, 2016, pursuant to which Mr. Kolstad is employed as President and Chief Executive Officer of the Company. The amendment provided for an additional incentive award solely with respect to 2016 taking into account both EBIT targets and additional performance metrics as described under “Annual Incentives” above . Mr. Kolstad’s agreement was further amended in March 2017 to increase his base salary to $850,000 effective as of April 1, 2017, and to provide for a revised incentive award formula starting in 2017. The agreement currently runs through December 31, 2017, with automatic extensions for successive one-year periods unless written notice of an election not to extend is given by either party, or unless the Company or Mr. Kolstad terminates his employment earlier. The Company annually reviews Mr. Kolstad’s annual base salary based on a variety of factors, including the base salary range for Chief Executive Officers of the Similar Companies. The employment agreement gives the Company the right to increase Mr. Kolstad’s annual base salary, but does not expressly permit for it to be decreased. Mr. Kolstad is eligible to receive an incentive award for each fiscal year as described in the agreement. Mr. Kolstad is entitled to four weeks of paid vacation per year, subject to the Company’s applicable policies. Mr. Kolstad shall be reimbursed for all reasonable, ordinary and necessary expenses incurred in the performance of his duties, provided he accounts to the Company for such expenses. Mr. Kolstad shall also be entitled to such benefits and perquisites as are generally made available to officers of the Company. For more information regarding Mr. Kolstad’s employment agreement, see “Potential Termination and Change in Control Payments” below.

The following table sets forth information regarding outstanding equity awards held by the Company’s named executive officers as of December 31, 2016.

Outstanding Equity Awards at End of Fiscal Year 2016

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Un- exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Gary A. Kolstad,	—	—	—	—	—	89,573	(1)	936,934	—	—
President and Chief Executive Officer
Ernesto Bautista, III	—	—	—	—	—	30,802	(1)	322,189	—	—
Vice President and Chief Financial Officer
Don P. Conkle	—	—	—	—	—	38,287	(2)	400,482	—	—
Vice President of Marketing and Sales
John R. Bakht	—	—	—	—	—	27,028	(3)	282,713	—	—
Vice President, General Counsel, Secretary and Chief Compliance Officer
Roger L. Riffey	—	—	—	—	—	22,402	(1)	234,325	—	—
Vice President, Manufacturing

(1)

Pursuant to grants made under the 2014 Omnibus Plan and the expired 2009 Omnibus Plan, one third of the shares subject to award vest on each of the first three anniversaries of the grant date. Additional information concerning the vesting schedule for these awards is as follows:

	Shares Vested in February 2017	Shares to Vest in February 2018	Shares to Vest in February 2019
Mr. Kolstad	February 1, 2017 – 39,572	February 1, 2018 – 33,334	February 1, 2019 – 16,667
Mr. Bautista	February 1, 2017 – 12,949	February 1, 2018 – 11,316	February 1, 2019 – 6,537
Mr. Riffey	February 1, 2017 – 9,418	February 1, 2018– 8,229	February 1, 2019 – 4,755

(2)

Pursuant to grants made under the 2014 Omnibus Plan and the expired 2009 Omnibus Plan, certain of the shares awarded vest on each of the first three anniversaries of the grant date and certain of the shares awarded vest on each of the first five anniversaries of the grant date. Accordingly, 15,305 shares vest on February 1, 2017, 1,881 shares vest on October 1, 2017, 13,375 shares vest on February 1, 2018, and 7,726 shares vest on February 1, 2019.

(3)

Pursuant to grants made under the 2014 Omnibus Plan, one third of the shares subject to award vest on each of the first three anniversaries of the grant date. Accordingly, 4,322 shares vest on February 1, 2017, 7,031 shares vest on June 1, 2017, 4,322 shares vest on February 1, 2018, 7,031 shares vest on June 1, 2018, and 4,322 shares vest on February 1, 2019.

(4)	Market Value is computed by multiplying the closing market price of the Company’s stock at the end of fiscal year 2016 of $10.46 by the number of shares subject to the award.

The following table sets forth information regarding equity awards held by the Company’s named executive officers that were exercised or that vested during fiscal year 2016.

Option Exercises and Stock Vested in Fiscal Year 2016

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gary A. Kolstad	—	—	30,349	469,196
President and Chief Executive Officer
Ernesto Bautista, III	—	—	8,355	129,168
Vice President and Chief Financial Officer
Don P. Conkle,	—	—	11,529	169,736
Vice President of Marketing and Sales
John R. Bakht,	—	—	7,030	84,290
Vice President, General Counsel, Secretary and
Chief Compliance Officer
Roger Riffey,	—	—	4,912	75,940
Vice President, Manufacturing

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information regarding the Company’s equity compensation plans as of December 31, 2016:

Plan Category	A. Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	B. Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	C. Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))
Equity compensation plans approved by security holders	—	$—	316,848	(1)
Equity compensation plans not approved by security holders	—	—	0
Total	—	$—	316,848	(1)

(1)	Represents shares available for issuance under the 2014 Omnibus Plan as of December 31, 2016.

POTENTIAL TERMINATION AND CHANGE IN CONTROL PAYMENTS

The following tables set forth the estimated value of payments and benefits that the Company’s named executive officers would be entitled to receive assuming certain terminations of employment and/or assuming a change in control of the Company, in each case occurring on December 31, 2016 and using the closing market price of the Common Stock at the end of fiscal year 2016 of $10.46.

Gary A. Kolstad

Triggering Event	Cash-Out Value of Equity-Based Awards that Vest as a Result of a Triggering Event ($)	Cash-Out Value of Cash-Based Awards that Vest as a Result of a Triggering Event ($)		Value of Salary Continuation ($)
Termination of Employment
Prior to a Change In Control without Cause	—	427,463	(1)	1,600,000
After a Change In Control without Cause or for Good Reason	—	400,000		1,600,000
Retirement	—	—		—
Disability	936,934	2,006,488		—
Death	936,934	2,006,488		—
Voluntary Termination	—	—		—
Change in Control	936,934	873,617		—

(1)

Represents accelerated payout under long term performance-based cash awards based on performance as of December 31, 2016 in regards to Total Stockholder Return and assuming payout at target for New Technology Revenue.

Ernesto Bautista, III

Triggering Event	Cash-Out Value of Equity-Based Awards that Vest as a Result of a Triggering Event ($)	Cash-Out Value of Cash-Based Awards that Vest as a Result of a Triggering Event ($)		Value of Salary Continuation ($)
Termination of Employment
Prior to a Change In Control without Cause	—	78,806	(1)	—
After a Change In Control without Cause or for Good Reason	—	140,000		700,000
Retirement	—	—		—
Disability	322,189	364,000		—
Death	322,189	364,000		—
Voluntary Termination	—	—		—
Change in Control	322,189	161,250		—

(1)

Represents accelerated payout under long term performance-based cash awards based on performance as of December 31, 2016 in regards to Total Stockholder Return and assuming payout at target for New Technology Revenue.

Don P. Conkle

Triggering Event	Cash-Out Value of Equity-Based Awards that Vest as a Result of a Triggering Event ($)	Cash-Out Value of Cash-Based Awards that Vest as a Result of a Triggering Event ($)		Value of Salary Continuation ($)
Termination of Employment
Prior to a Change In Control without Cause	—	92,939	(1)	—
After a Change In Control without Cause or for Good Reason	—	140,000		770,000
Retirement	—	—		—
Disability	400,482	429,000		—
Death	400,482	429,000		—
Voluntary Termination	—	—		—
Change in Control	400,482	190,190		—

(1)

Represents accelerated payout under long term performance-based cash awards based on performance as of December 31, 2016 in regards to Total Stockholder Return and assuming payout at Target for New Technology Revenue.

John R. Bakht

Triggering Event	Cash-Out Value of Equity-Based Awards that Vest as a Result of a Triggering Event ($)	Cash-Out Value of Cash-Based Awards that Vest as a Result of a Triggering Event ($)		Value of Salary Continuation ($)
Termination of Employment
Prior to a Change In Control without Cause	—	26,400	(1)	—
After a Change In Control without Cause or for Good Reason	—	100,000		600,000
Retirement	—	—		—
Disability	282,713	160,000		—
Death	282,713	160,000		—
Voluntary Termination	—	—		—
Change in Control	282,713	52,800		—

(1)

Represents accelerated payout under long term performance-based cash awards based on performance as of December 31, 2016 in regards to Total Stockholder Return and assuming payout at target for New Technology Revenue.

Roger Riffey

Triggering Event	Cash-Out Value of Equity-Based Awards that Vest as a Result of a Triggering Event ($)	Cash-Out Value of Cash-Based Awards that Vest as a Result of a Triggering Event ($)		Value of Salary Continuation ($)
Termination of Employment
Prior to a Change In Control without Cause	—	57,194	(1)	—
After a Change In Control without Cause or for Good Reason	—	105,000		540,000
Retirement	—	—		—
Disability	234,325	264,000		—
Death	234,325	264,000		—
Voluntary Termination	—	—		—
Change in Control	234,325	117,040		—

(1)

Represents accelerated payout under long term performance-based cash awards based on performance as of December 31, 2016 in regards to Total Stockholder Return and assuming payout at target for New Technology Revenue.

Kolstad Employment Agreement. In the event that Mr. Kolstad’s employment is terminated due to disability or death, Mr. Kolstad, or his estate, shall be entitled to receive (i) all earned but unpaid base salary, (ii) payment for all earned but unused vacation time, and (iii) reimbursement for business expenses incurred prior to the date of termination (together, the “Accrued Obligations”). He, or his estate, shall also receive a pro-rated bonus based on the bonus he would have received for the year in which his employment terminated had his employment continued. If the Company terminates Mr. Kolstad’s employment for Cause, he shall only be entitled to receive the Accrued Obligations. In the event the Company terminates Mr. Kolstad’s employment without Cause, he shall be entitled to receive (i) the Accrued Obligations, (ii) a pro-rated bonus based on the bonus he would have received for the year in which his employment terminated had his employment continued and (iii) contingent upon his execution of a general release of claims against the Company, an amount equal to two times his base salary. The Accrued Obligations, pro-rated bonus and a portion of the base salary payment would be paid in a lump sum, and the remaining portion of the base salary payment would be paid over an 18 month period. Notwithstanding the foregoing, in the event Mr. Kolstad’s employment is terminated by the Company without Cause or by him for Good Reason, and in either case, during the one-year period following a change in control of the Company, he shall be entitled to receive (i) the Accrued Obligations, (ii) a pro-rated bonus based on the bonus he received in the year prior to his termination of employment and (iii) an amount equal to two times his base salary. In this instance, the Accrued Obligations and a portion of the bonus and base salary payment would be paid in a lump sum, with the remaining portion of the bonus and base salary payment to be paid over an 18 month period.

In Mr. Kolstad’s employment agreement, “Cause” is defined as (i) any material violation by Mr. Kolstad of the agreement; (ii) any failure by Mr. Kolstad to substantially perform his duties thereunder; (iii) any act or omission involving dishonesty, fraud, willful misconduct or gross negligence on the part of Mr. Kolstad that is or may be materially injurious to the Company; and (iv) commission of any felony or other crime involving moral turpitude.

“Good Reason” is defined as, without Mr. Kolstad’s express written consent, the occurrence of any one or more of the following: (i) the assignment of Mr. Kolstad to duties materially inconsistent with his authorities, duties, responsibilities and status (including offices, titles and reporting requirements) as an officer of the Company, or a reduction or alteration in the nature or status of his authorities, duties or responsibilities from those in effect immediately prior to a change in control, including a failure to reelect him to, or a removal of him from, any office of the Company that he held immediately prior to a change in control; or (ii) the Company’s requiring Mr. Kolstad to be based at a location more than 50 miles from Houston, Texas, except for required travel on the Company’s business to an extent substantially consistent with his business obligations immediately prior to a change in control; or (iii) the Company materially breaches the agreement or any other written agreement with Mr. Kolstad; or (iv) a material reduction in his level of participation in any of the Company’s welfare benefit, retirement or other employee benefit plans, policies, practices or arrangements in which he participates as of the date of the change in control. The Company is entitled to written notice and a 30 day cure period for any event that may constitute Good Reason.

Mr. Kolstad is subject to a covenant not to compete for a period of two years following the termination of his employment with the Company. He is also subject to standard covenants not to solicit employees and not to solicit clients for a period of one year following a termination.

2009 Omnibus Plan and 2014 Omnibus Plan (the “Omnibus Plans”). All named executive officers are participants in the Omnibus Plans and continue to hold unvested awards of restricted stock. Each restricted stock award agreement under the Omnibus Plans specifies the consequences with respect to such award upon any termination of employment. The applicable award agreements for the unvested awards of restricted stock made under the Omnibus Plans provide that unvested awards shall immediately vest upon a change in control. For awards made prior to January 2014, the applicable award agreements provide that upon a termination of employment due to death, disability or Retirement, unvested awards of restricted stock that otherwise would vest one year following termination of employment vest on their scheduled date and any unvested awards scheduled to vest more than one year following the date of termination are forfeited. “Retirement” is defined as a participant’s voluntary termination of employment or service on the Board of Directors (with the approval of the Board of Directors) at or after age 62. None of the named executive officers is currently eligible for Retirement. In January 2014, the terms of the applicable award agreements were amended to allow for full vesting of unvested awards in the event of termination resulting from death or disability. Additionally, the agreements for all restricted stock awards granted during or after January 2014 do not provide for any accelerated vesting upon a termination of employment due to retirement.

The applicable award agreements for the unvested long-term cash performance-based awards made under the 2014 Omnibus Plan provide that upon a change in control, the unvested awards shall vest and be settled as to the target value of the award on a pro rata basis as of the date of such event. Upon separation of service due to death or disability, the unvested awards shall vest and be settled as to the target value of the award as of the date of such event. Upon separation of service due to Retirement, the unvested awards shall vest as of the date of such separation from service and will then be settled at the time they would have been had there been no separation from service and in an amount based on actual performance. Upon termination of employment for cause, all outstanding awards, whether vested or unvested, shall terminate automatically and be forfeited. In the event of any other termination of employment, as originally granted, all unvested awards shall automatically be forfeited. In January 2016, the terms of the applicable award agreements were amended to provide that, in the event of termination without cause, the unvested awards shall vest and be settled as to a portion of the award based on Relative Total Stockholder Return and New Technology Revenue achievement in performance years ending on or prior to the date of termination as of the date of such event.

Annual Incentive Arrangement and Annual Performance-based Cash Awards. Since 2016, all executive officers, including Mr. Kolstad, have been and are eligible for incentive payments under the AIA and annual performance-based cash awards pursuant to the 2014 Omnibus Plan. The AIA does not have any provisions for accelerated vesting upon termination of employment. Upon a change of control of the Company, AIA awards do not automatically vest; however the Committee may consider the effects of a change of control in determining whether or not to accelerate the vesting of AIA awards. The annual performance-based cash awards provide that upon a change in control, the unvested awards shall vest and be settled as to the target value of the award on a pro rata basis as of the date of such event. Upon separation of service due to death or disability, the unvested awards shall vest and be settled as to the target value of the award as of the date of such event. Upon separation of service due to Retirement, the unvested awards shall vest as of the date of such separation from service and will then be settled at the time they would have been had there been no separation from service and in an amount based on actual performance. Upon termination of employment without cause, provided that the NEO has completed at least one calendar year of the performance period as of the date of such termination, the NEO shall receive a pro rata calculation of the amount of the award attributable to the calendar year period(s) of the performance period completed by the NEO as of the date of termination.  Upon termination of employment for cause, all outstanding awards, whether vested or unvested, shall terminate automatically and be forfeited. In the event of any other termination of employment, as originally granted, all unvested awards shall automatically be forfeited.  In addition, Mr. Kolstad’s employment agreement and the CIC Agreements of the other named executive officers provide for a pro-rated bonus upon certain terminations of employment.

Change in Control Severance Agreements. In March 2012, the Board of Directors authorized the Company to enter into a CIC Agreement with Mr. Bautista. Mr. Conkle, pursuant to Board authorization, entered into a CIC Agreement upon joining the Company in October 2012. Upon his appointment as Vice President — Manufacturing and pursuant to Board authorization, Mr. Riffey signed a CIC Agreement in May 2013 and Mr. Bakht upon his joining the Company in June 2015. Each CIC Agreement provides that in the event the executive’s employment is terminated by the Company without Cause or by him for Good Reason during the one-year period following a change in control of the Company, he shall be entitled to receive (i) accrued obligations (such as base salary earned through the date of termination and reimbursement for incurred expenses), (ii) a pro-rated bonus based on the bonus he received in the year prior to his termination of employment and (iii) an amount equal to two times his base salary. The accrued obligations and a portion of the bonus and base salary payment would be paid in a lump sum, with the remaining portion of the bonus and base salary payment to be paid over an 18 month period. The CIC Agreements are based on the change of control severance provisions utilized in Mr. Kolstad’s employment agreement, and contain definitions of “Cause” and “Good Reason” that are substantially the same as those that appear in such employment agreement. Neither Mr. Kolstad’s employment agreement nor the CIC Agreements provide for a “tax gross-up” reimbursement payment to the executive for taxes which they may owe as a result of receipt of any such payments.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with management and, based on the Compensation Committee’s review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The report of the Compensation Committee is not “solicitation material” and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

CARBO Ceramics Inc. Compensation Committee

H. E. Lentz, Jr., Chairman Sigmund L. Cornelius Chad C. Deaton James B. Jennings Randy L. Limbacher William C. Morris Robert S. Rubin

March 20, 2017

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s Directors, executive officers and persons who are beneficial owners of more than 10% of the Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of shares of Common Stock beneficially owned by them. Directors, executive officers and beneficial owners of more than 10% of the Common Stock are also required to furnish the Company with copies of all Section 16(a) reports that they file with the SEC. To the Company’s knowledge, no Director, executive officer or other greater than 10% beneficial owner of the Common Stock failed to timely file with the SEC one or more required reports on Form 3, 4 or 5, during 2016.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee met nine times during 2016. The Audit Committee reviewed with management and the independent registered public accounting firm the interim financial information included in the March 31, June 30 and September 30, 2016 Quarterly Reports on Form 10-Q prior to their filing with the SEC. In addition, the Audit Committee reviewed all earnings releases with management and the Company’s independent registered public accounting firm prior to their release.

Consistent with the applicable requirements of the Public Company Accounting Oversight Board, the Company’s independent registered public accounting firm provided the Audit Committee a written statement describing all the relationships between it and the Company that might bear on its independence. The Audit Committee also discussed and reviewed with the Company’s independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 114 (The Auditor’s Communication with Those Charged with Governance), which supersedes Statement on Auditing Standards No. 61.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviews and discusses with management the audited financial statements in the Company’s Annual Report on Form 10-K, including a discussion of the acceptability and quality of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the acceptability and quality of the Company’s accounting principles and such other matters appropriate for discussion with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent registered public accounting firm its independence from management and the Company and considered the compatibility of non-audit services with its independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, its evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2016, for filing with the SEC. The Audit Committee also approved, subject to stockholders’ ratification, the selection of the Company’s independent registered public accounting firm.

This report of the Audit Committee is not “solicitation material” and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

CARBO Ceramics Inc. Audit Committee

Sigmund L. Cornelius, Chairman Chad C. Deaton James B. Jennings H. E. Lentz, Jr. Randy L. Limbacher Robert S. Rubin

March 20, 2017

RATIFICATION OF APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM (PROPOSAL NO. 2)

Subject to ratification by the stockholders, the Audit Committee of the Board of Directors has reappointed Ernst & Young as the Company’s independent registered public accounting firm to audit the financial statements of the Company for 2017. Ernst & Young has acted as the Company’s independent registered public accounting firm since its formation in 1987. Representatives of the firm of Ernst & Young are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Audit Fees. Ernst & Young’s fees were $820,430 in 2016 and $738,243 in 2015.  In 2016, fees related primarily to the Company’s annual audit and review of interim financial statements, as well as a comfort letter and consents relating to the Company’s ATM program and related registration statement.  In 2015, fees related primarily to the Company’s annual audit and review of interim financial statements.

Audit-Related Fees. Ernst & Young’s fees for audit-related services were $3,500 in 2016 and $4,800 in 2015. Audit-related services for 2016 and 2015 primarily include fees for providing assistance associated with SEC comment letters.

Tax Fees. Ernst & Young’s fees for tax services were $11,540 in 2016 and $9,040 in 2015. Tax services primarily involve assistance with tax return compliance and consultations regarding foreign tax jurisdictions.

All Other Fees. Ernst & Young did not provide any other products and services in 2016 and 2015 and consequently there were no other fees.

Under the Audit Committee’s Pre-Approval Procedures for Audit and permitted Non-Audit Services, the Chairman of the Audit Committee is allowed to pre-approve audit and non-audit services if such services will commence prior to the next regularly scheduled meeting of the Audit Committee and where the cost of such services in the aggregate will not exceed $75,000. The Audit Committee is then informed of such pre-approval at its next meeting. For 2016 and 2015, there were no non-audit related services approved in this manner.

The Audit Committee and the Board of Directors recommend the stockholders vote “FOR” such ratification.

APPROVAL OF AMENDED AND RESTATED 2014  CARBO CERAMICS INC. OMNIBUS INCENTIVE PLAN INCLUDING AN INCREASE IN THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE BY 700,000 SHARES

(PROPOSAL NO. 3)

General. In January 2014, the Compensation Committee recommended to the Board of Directors and the Board of Directors adopted the 2014 Omnibus Plan, which was subsequently approved by the Company’s stockholders at the Company’s 2014 Annual Meeting of Stockholders. The purpose of the 2014 Omnibus Plan is to provide the Company with the means to attract and retain highly qualified key employees, as well as to align the interests of the non-employee directors and employees and the Company’s stockholders by encouraging them to acquire or increase their equity interest in the Company, and to relate compensation to the performance goals of the Company. The 2014 Omnibus Plan replaced the 2009 Omnibus Plan, which expired in May 2014, and became effective on the date it was approved by the Company’s stockholders.

In January 2017, the Compensation Committee amended Section 3(b) of the 2014 Omnibus Plan to increase the cap on the number of shares covered by awards granted to an individual in one year from 50,000 shares to 100,000 shares and in March 2017, the Compensation Committee recommended and the Board of Directors approved the Amended and Restated 2014 CARBO Ceramics Omnibus Incentive Plan (the “Amended and Restated Plan”) which provides, subject to stockholder approval, for the aggregate number of shares available for issuance be increased by 700,000 shares.

The Compensation Committee strongly believes that the approval of additional shares available for issuance pursuant to Amended and Restated Plan is important to our continued success. Our employees and non-employee directors are our most valuable assets. Awards such as those that may be provided under the Amended and Restated Plan are vital to our ability to attract and retain outstanding and highly skilled employees in the competitive labor markets in which we must compete.  As a result of the historically severe industry downturn that began in the fourth quarter of 2014, our stock price along with the stock price of many of our peers and the Similar Companies dropped precipitously.  Since 2015 the Compensation Committee has recognized this decrease in stockholder value by decreasing the dollar value of restricted stock awards granted to NEOs and other employees.  Nevertheless, the severe decrease in our Company’s stock price has resulted in a higher than average burn rate of the original 750,000 shares of stock available for issuance under the 2014 Omnibus Plan.  Almost all of the original shares available for issuance were exhausted with the grants in early 2017.  This represents the first time in the Company’s history that an event such as this has occurred, namely the use of all shares available for issuance occurring prior to the expiration of a stockholder approved equity plan.

If the stockholders do not approve this Proposal, the additional shares will not be made available and the 2014 Omnibus Incentive Plan will continue as in effect prior to its amendment and restatement subject to previously authorized share limit.

In addition, Section 162(m) of the Internal Revenue Code of 1986 generally places a $1 million annual limit on a company’s tax deduction for compensation paid to a “covered employee.” A “covered employee” is defined as the chief executive officer and the other three highest paid officers named in the company’s proxy statement (other than the chief executive officer). This limit does not apply to compensation that satisfies the applicable requirements for the “performance-based compensation” exception (“Performance-Based Compensation”), including approval by stockholders of the material terms of such compensation  For purposes of Section 162(m), the material terms include (a) the employees eligible to receive compensation, (b) a description of the business criteria on which the performance goals may be based and (c) the maximum amount of compensation that can be paid to an employee under the performance goals.  Each of these aspects of the Amended and Restated Plan is discussed below, and stockholder approval of this Proposal is intended to constitute approval of the material terms of the Amended and Restated Plan for purposes of the stockholder approval requirements of Section 162(m) including the increase to the number of shares that could be covered by awards granted to an individual in a year intended to qualify as Performance-Based Compensation to 100,000 shares.  The Compensation Committee is not obligated to grant equity awards that qualify as Performance-Based Compensation but approval of the Proposal would provide it the opportunity to do so.

Key Historical Data and Equity Metrics. The 2014 Omnibus Plan assists the Company in effectively competing in the competitive market for employee talent over the coming years, while maintaining reasonable share burn rates and overhang. During the five years in which the 2009 Omnibus Plan was effective, the Company issued approximately 299,067 of the 750,000 shares available for issuance under the 2009 Omnibus Plan. Upon approval of the 2014 Omnibus Plan, all shares that remained available for issuance under the 2009 Omnibus Plan were cancelled.

The following table shows certain equity metrics for the awards made over the past three fiscal years under the 2014 Omnibus Plan. All of such awards were made in the form of restricted stock, except for the Annual Director Stock Grants, which are not restricted:

Key Equity Metrics	2016	2015	2014*	3-Year Average (2014-2016)
Shares subject to awards granted(1)	275,440	243,134	7,466	175,347
Gross burn rate(2)	1.13%	1.06%	0.03%	0.74%
Net burn rate(3)	0.93%	0.94%	0.03%	0.64%
Dilution(4)	2.37%	3.12%	3.23%	2.90%
Overhang(5)	1.19%	0.86%	0.01%	0.69%

*	2014 Omnibus Incentive Plan began in May 2014.

(1)	Reflects total number of shares subject to equity awards granted during the fiscal year and excludes any cancelled or forfeited equity awards.
(2)

Gross burn rate is calculated by dividing the total number of shares subject to equity awards granted during the fiscal year by the total weighted-average number of shares outstanding during the period, excluding the effect of any cancelled or forfeited equity awards.

(3)

Net burn rate is calculated by dividing the total number of shares subject to equity awards granted during the fiscal year by the total weighted-average number of shares outstanding during the period, and takes into account any cancelled or forfeited equity awards.

(4)

Dilution is calculated by dividing the sum of (x) the number of shares subject to equity awards outstanding at the end of the fiscal year and (y) the number of shares available for future grants, by the number of shares outstanding at the end of the fiscal year.

(5)	Overhang is calculated by dividing the number of shares subject to equity awards outstanding at the end of the fiscal year by the number of shares outstanding at the end of the fiscal year.

The Compensation Committee strongly believes that aligning the interests of executives with stockholders is achieved when executives are provided with an opportunity to acquire an equity interest in the Company through ownership of the Company’s Common Stock and when executives are incentivized for strategic long-term performance.  Additionally, the Compensation Committee believes that such awards are important as a retention tool in a challenging environment in which cash compensation has been reduced.  Our NEOs who are current employees of the Company and our nonemployee directors will be eligible to receive awards from the increased shares under Amended and Restated Plan and therefore have an interest in this proposal.

Summary of the Amended and Restated Plan The following summary of the material terms of the Amended and Restated Plan is qualified in its entirety by reference to the copy of the 2014 Omnibus Plan as previously filed with the Company’s 2014 proxy statement.  A copy of the Amended and Restated Plan will be made available at www.carboannualmeeting.com on or about April 7, 2017.

Under the Amended and Restated Plan, the Compensation Committee may grant cash-based awards, stock options (both non-qualified and “incentive stock options” within the meaning of Section 422 of the (the “Code”)), or other equity-based awards (including stock appreciation rights, phantom stock, restricted stock, restricted stock units, performance shares, deferred share units or share-denominated performance units) with respect to a number of shares of Common Stock of the Company that in the aggregate does not exceed 750,000 shares, plus (i) the number of shares subject to previously issued awards that are subsequently forfeited, cancelled or returned; and (ii) the number of shares subject to awards that are withheld by the Company or tendered by the participant to the Company to satisfy exercise price or tax withholding obligations in connection with such awards. The maximum number of shares of Common Stock that may be issued through options designated as “incentive stock options” within the meaning of Section 422 of the Code shall not exceed 750,000 shares of Common Stock in the aggregate. The aggregate limit described in this paragraph does not take into account any stock options assumed as of a result of any merger or consolidation involving the Company in which the Company is the surviving corporation.

Awards covering no more than 100,000 shares of stock may be granted to any single employee in any calendar year pursuant to the Amended and Restated Plan. The amount paid under the Amended and Restated Plan to any single employee in any calendar year with respect to any cash-based award shall not exceed $5,000,000. Shares issued under the Amended and Restated Plan may be either newly issued shares or treasury shares, as determined by the Compensation Committee. In the event of any change in the capitalization of the Company or in the event of any corporate change involving the Company, the Compensation Committee will adjust the share limitations described above, the type of securities available for grant under the Amended and Restated Plan, and the number and the type of securities underlying outstanding awards, in each case, as it considers appropriate in order to prevent dilution or enlargement of rights.

Only Directors and key employees (including officers of the Company, whether or not they are members of the Board) of the Company and its affiliates who have made or who the Compensation Committee believes will make substantial contributions to the management, growth and protection of the Company’s business are eligible to participate in the Amended and Restated Plan. As of December 31, 2016, approximately 431 employees and eight Directors were eligible to participate in the 2014 Omnibus Plan. The closing per share price on the NYSE of a share of the Company’s Common Stock on December 31, 2016, was $10.46.

The Compensation Committee is authorized to grant awards, designating both the employees and Directors of the Company or its affiliates who will be granted the awards, the type of award, the number of shares or amount of cash underlying such awards and the terms and conditions of such awards from time to time. Subject to Section 157 of the Delaware General Corporation Law, the Compensation Committee may also from time to time authorize a subcommittee consisting of one or more members of the Board or officers of the Company to grant awards to persons who are not executive officers of the Company (within the meaning of Rule 16a-1 of the Exchange Act). The Compensation Committee has the full discretionary authority to administer the Amended and Restated Plan, including the authority to interpret and construe any provision of the Amended and Restated Plan and the terms of any award granted thereunder.

In the case of any stock options or stock appreciation rights issued under the 2014 Omnibus Plan, the exercise price per share of Common Stock covered by any such option or stock appreciation right shall be not less than 100% of the fair market value of a share of Common Stock on the date on which such option or stock appreciation right is granted. Any stock option or stock appreciation right granted under the 2014 Omnibus Plan shall expire on the ten-year anniversary of the date such option or stock appreciation right is granted.

If the Compensation Committee decides to grant awards intended to qualify as Performance-Based Compensation under Section 162(m) of the Code, the amount payable shall be determined in any manner permitted by Section 162(m) of the Code. The payment or vesting of such awards will depend upon performance targets related to one or more of the following performance measures: (i) net income or operating net income (before or after taxes, interest, depreciation, amortization, and/or nonrecurring/unusual items), (ii) return on assets, return on capital, return on equity, return on economic capital, return on other measures of capital, return on sales or other financial criteria, (iii) revenue or net sales, (iv) gross profit or operating gross profit, (v) cash flow, (vi) productivity or efficiency ratios, (vii) share price or total shareholder return, (viii) earnings per share, (ix) budget and expense management, (x) customer and product measures, including market share, high value client growth, and customer growth, (xi) working capital turnover and targets, (xii) margins, (xiii) economic value added or other value added measurements, (xiv) sales volume or other sales performance criteria, (xv) goals related to the research, development, implementation or marketing of new products or business initiatives and (xvi) safety record and/or performance, as determined by statistical or numerical calculations for safety matters, such as the number of lost time accidents or total recordable incidence rate (TRIR), in any such case (A) considered absolutely or relative to historic performance or relative to one or more other businesses and (B) determined for the Company or any business unit or division thereof.

The Compensation Committee may, in its discretion, reduce or eliminate the amount payable to any participant with respect to an award that is intended to qualify as Performance-Based Compensation, based on such factors as the Compensation Committee may deem relevant, but the Compensation Committee may not increase any such amount above the amount established in accordance with the relevant performance schedule. The measurement of any performance measure(s) may exclude the impact of charges for restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of accounting changes, each as defined by generally accepted accounting principles and as identified in the Company’s audited financial statements, including the notes thereto.

Each award agreement will specify the consequences with respect to such award of any termination of employment, leave of absence, and the employee’s death or disability. Unless otherwise set forth in an award grant agreement, upon a Change in Control of the Company, awards will immediately vest. For purposes of the  Amended and Restated Plan, a “Change in Control” means the occurrence of any of the following after the Amended and Restated Plan’s effective date: (i) the occurrence of a change in control of the Company of a nature that would be required to be reported or is reported in response to Item 5.01 of the current report on Form 8-K, as in effect on the effective date, pursuant to Sections 13 or 15(d) of the Exchange Act; or (ii) any person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s outstanding securities (other than any person who was a “beneficial owner” of securities of the Company representing 30% or more of the combined voting power of the Company’s outstanding securities prior to the effective date); or (iii) individuals who constitute the Board on the effective date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board, provided that any person becoming a director subsequent to the effective date whose appointment to fill a vacancy or to fill a new Board position was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company’s shareholders was approved by the same nominating committee serving under an Incumbent Board, shall be, for purposes of this clause (iii), considered as though he were a member of the Incumbent Board; or (iv) the occurrence of any of the following of which the Incumbent Board does not approve: (A) merger or consolidation in which the Company is not the surviving corporation or (B) sale of all or substantially all of the assets of the Company; or (v) consummation of a plan of reorganization, merger or consolidation of the Company with one or more corporations as a result of which the outstanding shares of the class of securities then subject to the plan of reorganization are exchanged or converted into cash or property or securities not issued by the Company, which was approved by shareholders pursuant to a proxy statement soliciting proxies from shareholders of the Company, by someone other than the then current management of the Company.

Notwithstanding the foregoing and for the purposes of timing of payment, distribution or settlement only, a Change in Control shall not be deemed to occur under the Amended and Restated Plan with respect to any award that constitutes “non-qualified deferred compensation” within the meaning of Section 409A of the Code, unless the events that have occurred would also constitute a “Change in the Ownership or Effective Control of a Corporation or in the Ownership of a Substantial Portion of the Assets of a Corporation” under Treasury Department Final Regulation 1.409A-3(i)(5), or any successor thereto.

Awards shall not vest more rapidly than ratably over a three-year period; provided, however, that (i) to the extent permitted by Section 409A of the Code, the Compensation Committee may, in its sole discretion, provide for accelerated vesting of any such award on account of a participant’s retirement, death, disability, leave of absence, termination of employment or any other similar event, (ii) to the extent permitted by Section 409A of the Code, the Compensation Committee may, in its sole discretion, provide for accelerated vesting of any such award upon the achievement of performance criteria specified by the Compensation Committee, related to a period of performance of one year or more, and (iii) up to twenty percent (20%) of the shares of Common Stock reserved for issuance under the Amended and Restated Plan may be granted subject to awards with such other vesting requirements (if any) as the Compensation Committee may establish in its sole discretion (which number of shares shall not include any shares subject to Performance-Based Compensation awards). On or after the date of grant of an award under the Amended and Restated Plan, and subject to applicable law and the limitations and requirements set forth in the preceding sentence, the Compensation Committee may (i) accelerate the date on which any such Award becomes vested, exercisable or transferable, as the case may be, (ii) extend the term of any such Award, including, without limitation, extending the period following a termination of a Participant’s employment during which any such Award may remain outstanding, (iii) waive any conditions to the vesting, exercisability or transferability, as the case may be, of any such Award or (iv) provide for the payment of dividends or dividend equivalents with respect to any such Award.

A participant will generally have none of the rights of a shareholder with respect to the shares underlying an award until the date of the issuance of a stock certificate with respect to such shares or the date as of which the Company records the participant or his or her nominee as the owner of such shares, free and clear of any restrictions or conditions pursuant to the Amended and Restated Plan or any award agreement thereunder. However, pursuant to the form of award agreements approved by the Compensation Committee, participants who receive restricted stock awards will have the right to receive dividend payments and vote the shares subject to the award prior to the vesting of such shares. At a participant’s request, the Compensation Committee may withhold or permit the participant to tender a portion of the shares underlying an award to satisfy tax withholding obligations incurred in connection with such award.

The Board of Directors generally may amend, modify, or terminate the 2014 Omnibus Plan at any time, except that the participant’s consent will be required if such amendment, modification or termination reduces any participant’s award or otherwise materially affects the rights of such participant. With respect to awards subject to Section 409A of the Code, any amendment, modification or termination of the 2014 Omnibus Plan or any such award shall conform to the requirements of Section 409A of the Code.

Certain Federal Income Tax Consequences. The following is a brief description of the principal United States federal income tax consequences related to options granted under the Amended and Restated Plan.

Non-Qualified Options. Generally, a grantee will not be subject to tax at the time a non-qualified option is granted, and no tax deduction is then available to the Company. Upon the exercise of a non-qualified option, an amount equal to the excess of the fair market value of the shares acquired on the date of exercise over the exercise price paid will be included in the grantee’s ordinary income and the Company will generally be entitled to deduct the same amount. Upon disposition of shares acquired upon exercise, appreciation or depreciation after the date of exercise will be treated by the grantee or transferee of the non-qualified option as either capital gain or capital loss and, depending upon the length of period following exercise, either short term or long term.

If a non-qualified option provides for issuance of Common Stock subject to restrictions upon exercise, the grantee receiving such restricted stock will not recognize income for tax purposes until the restrictions lapse, unless he or she elects otherwise, as described below. Rather, the grantee will have taxable income upon lapse of the restrictions equal to the amount by which the fair market value of the shares at the time the restrictions lapse exceeds the exercise price paid on exercise, and the Company will generally have a tax deduction in the same amount. Proceeds from the sale of stock sold after the restrictions lapse will be taxable as a capital gain or capital loss, depending upon the amount by which the sale price exceeds or is less than the fair market value of the stock at the time the restrictions lapse.

Alternatively, a grantee who receives Common Stock subject to restrictions can elect to recognize income immediately upon exercise of the non-qualified option, in which case the grantee’s taxable income and the Company’s tax deduction are generally determined at the time of option exercise, as explained in the first paragraph of this section. However, if the grantee subsequently forfeits the stock or is required to sell it to the Company by the terms of the restriction, the grantee’s tax deduction for any loss on the sale will be limited to the amount, if any, by which the exercise price exceeds the amount paid by the Company on such sale.

If the grantee pays the exercise price, in whole or in part, with previously acquired shares, the exchange will not affect the tax treatment of the exercise. No gain or loss is recognized on delivery of the previously acquired shares to the Company, and shares received by the grantee equal in number to the previously acquired shares so exchanged will have the same basis and holding period for capital gain purposes as the previously acquired shares. Shares received by the grantee in excess of the number of previously acquired shares will have a basis equal to the fair market value of such additional shares as of the date ordinary income equal to such fair market value is realized, and a holding period beginning as of such date.

Incentive Stock Options. A grantee will not be subject to tax at the time an incentive stock option is granted or exercised, and no tax deduction is available to the Company; however, the grantee may be subject to the alternative minimum tax on the excess of the fair market value of the shares received upon exercise of the incentive stock option over the exercise price paid. Upon disposition of the shares acquired upon exercise of an incentive stock option, capital gain or capital loss will generally be recognized in an amount equal to the difference between the sale price and the exercise price, as long as the grantee has not disposed of the shares within two years of the date of grant of the option or within one year from the date of exercise and has been employed by the Company at all times from the grant date until the date three months before the date of exercise (one year in the case of permanent disability). If the grantee disposes of the shares without satisfying both the holding period and employment requirements (a disqualifying disposition), the grantee will recognize ordinary income at the time of the disqualifying disposition to the extent of the excess of the amount realized on such disqualifying disposition over the exercise price paid or, if the disqualifying disposition resulted from a failure to satisfy the holding period requirement, the fair market value of the shares on the date the incentive stock option is exercised (if less). Any remaining gain or loss is treated as a capital gain or capital loss.

If the grantee pays the exercise price, in whole or in part, with previously acquired shares, the exchange will not affect the tax treatment of the exercise. Upon such exchange, and except for disqualifying dispositions, no gain or loss is recognized upon the delivery of the previously acquired shares to the Company, and the shares received by the grantee equal in number to the previously acquired shares exchanged therefor will have the same basis and holding period for capital gain or capital loss purposes as the previously acquired shares. Shares received by the grantee in excess of the number of previously acquired shares will have a basis of zero and a holding period which commences as of the date the shares are issued to the grantee upon exercise of the incentive stock option. If such an exercise is effected using shares previously acquired through the exercise of an incentive stock option, the exchange of the previously acquired shares will be considered a disposition of such shares for the purpose of determining whether a disqualifying disposition has occurred.

The Company is not entitled to a tax deduction upon either the exercise of an incentive stock option or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the grantee recognized ordinary income in a disqualifying disposition.

Limits on Company’s Deductions. Code Section 162(m) of the Code generally places a $1 million annual limit on a company’s tax deduction for compensation paid to a “covered employee.” A “covered employee” is defined as the chief executive officer and the other three highest paid officers named in the company’s proxy statement (other than the chief executive officer). This limit does not apply to compensation that satisfies the applicable requirements for the “performance-based compensation” exception (“Performance Exception”), including approval by shareholders of the material terms of the compensation.

The Company’s policy is to monitor the potential impact of Section 162(m) on the tax deductibility of executive compensation, and to pay executive compensation that may not be deductible if it believes it is necessary and appropriate in light of the Company’s compensation objectives and in the interests of the Company and its stockholders. Further, if awards vest or are paid on an accelerated basis upon a Change in Control or a subsequent termination of employment, some or all of the value of that acceleration may be considered an “excess parachute payment” under Section 280G of the Code. This would result in the imposition of a 20 percent (20%) federal excise tax on the recipients of the excess parachute payments and a loss of the Company’s deduction for the excess parachute payments.

New Plan Benefits. Awards to be granted under the Amended and Restated Plan are not determinable at this time. Any such grant will be in the discretion of the Compensation Committee in accordance with the terms of the Amended and Restated Plan which authorizes the grant of discretionary awards to non-employee directors, the terms and conditions of which are to be determined by the Compensation Committee.  Historically, our non-employee directors have received annual equity grants under the 2014 Omnibus Plan.  Although grants to our non-employee directors remain discretionary, under our current Summary of Compensation of the Non-Employee Members of the Board of Directors, our non-employee directors receive annual equity grants on the date of each annual stockholders meeting in the form of common stock that have a dollar value in an amount equal to $100,000 on the date of grant.  In 2016, because of industry conditions, our non-employee directors voluntarily and temporarily reduced the amount granted to $80,000.  The following table shows the  stock-settled equity-based awards granted under the 2014 Omnibus Incentive Plan since its inception through January 31, 2017 for certain individuals and does not include any annual or long-term cash incentives or cash-settled equity-based awards.  Shares of restricted stock that were subsequently forfeited due to an employee termination or surrendered for tax purposes are added back to the shares available for issuance under the 2014 Omnibus Plan.  The table below presents the total number of awards granted under the 2014 Omnibus Plan excluding the impact of subsequent forfeitures or surrenders.

Restricted Stock and Common Stock Awards from 2014 Omnibus Plan

Name	Restricted Stock	Common Stock
2017 NEOs and Current Positions
Gary A. Kolstad – President and Chief Executive Officer	150,000
Ernesto Bautista, III – Vice President and Chief Financial Officer	60,202
Don P. Conkle - Vice President of Marketing and Sales	72,671
Roger L. Riffey – Vice President of Manufacturing	43,783
R. Sean Elliott - Former Vice President, General Counsel, Secretary and Chief Compliance Officer(1)	11,470
John R. Bakht – Vice President, General Counsel, Secretary and Chief Compliance Officer	51,417
All current executive officers as a group	389,543
Current director[s] [nominees]
Sigmund L. Cornelius		10,097
Chad C. Deaton		10,097
James B. Jennings		10,097
H.E. Lentz, Jr.		10,097
Randy L. Limbacher		10,097
William C. Morris (Currently Chairman of the Board)		3,259
Robert S. Rubin		10,097
All non-executive directors as a group		63,841
All non-executive officer employees as a group	370,341

(1)	Upon Mr. Elliott’s resignation from the Company in May 2015, all unvested shares of restricted stock were forfeited.

The Board of Directors recommends a vote “FOR” the approval of the Amended and Restated 2014 CARBO Ceramics Inc. Omnibus Incentive Plan including an increase in the number of shares available for issuance by 700,000 shares

APPROVAL FOR PURPOSES OF SECTION 312.03 OF THE NYSE LISTED COMPANY MANUAL, OF THE ISSUANCE OF CERTAIN WARRANTS AND THE SHARES OF COMMON STOCK ISSUABLE UPON THEIR EXERCISE PURSUANT TO THE TERMS AND CONDITIONS OF THE WARRANT DATED AS OF MARCH 2, 2017 BY AND BETWEEN THE COMPANY AND THE WILKS BROTHERS, LLC

(PROPOSAL NO. 4)

Overview

We are seeking stockholder approval of the issuance of the Warrants and the shares of Common Stock issuable upon exercise of the Warrant pursuant to the terms and conditions of the Warrant dated as of March 2, 2017 (the “Warrant”), by and between the Company and the Wilks Brothers, LLC (the “Wilks”).

Warrant

On February 21, 2017, our Board of Directors adopted resolutions declaring it advisable and in our stockholders’ best interests for us to issue the Warrant in connection with the execution of a new term loan with Wilks. Our Board of Directors further directed our officers to include this proposal to those being considered at the 2017 Annual Meeting.  Our Board of Directors also has recommended that our stockholders approve the issuance of the Warrant and the shares of Common Stock issuable upon exercise of the Warrant.

On March 2, 2017, the Company entered into an Amended and Restated Credit Agreement (the “New Credit Agreement”) with Wilks to replace its current term loan with Wells Fargo Bank, National Association and provide the Company with additional liquidity for a longer term.  In connection with entry into the New Credit Agreement, the Company issued a Warrant (the “Warrant”) to Wilks.  Subject to the terms of the Warrant, the Warrant entitles the holder thereof to purchase up to 523,022 shares of the Common Stock, at an exercise price of $14.91 per share, payable in cash.  The Warrant expires at 11:59 p.m., New York City time, on December 31, 2022.  Until receipt of stockholder approval at the 2017 Annual Meeting, the holder of the Warrant is not entitled to exercise the Warrant to the extent that the number of shares of Common Stock to be purchased upon such exercise its right to purchase shares of Common Stock pursuant to, plus the number of shares of Common Stock purchased on any prior exercise of the Warrant, exceeds 271,414 shares of Common Stock (which amount represents approximately 1% of the number of shares of Common Stock currently outstanding).  No fractional shares of Common Stock will be issued in connection with an exercise of the Warrant.

The exercise price and number of shares of Common Stock issuable upon exercise of the Warrant are subject to adjustment as provided in the Warrant in the event of stock dividends, stock splits or combinations, distributions of securities to the Company’s stockholders, or similar events affecting the Common Stock.  In addition, if, at any time the Warrant is outstanding, the Company consummates a reclassification, recapitalization or reorganization, or a merger or similar business combination, or the sale of all or substantially all of our assets, in each case in which the Company’s Common Stock is converted into or exchanged for other securities or other consideration, the holder of the Warrant will have the right to receive, for each share of Common Stock that would have been issuable upon exercise of the Warrant immediately prior to the occurrence of such transaction, at the option of the holder, the number of shares of securities of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration receivable as a result of such transaction by a holder of the number of shares of Common Stock for which the Warrant was exercisable immediately prior to such transaction.

In connection with issuance of the Warrant (as described below), the Company entered into a letter agreement (the “Letter Agreement”), dated as of March 2, 2017, by and among the Company, Wilks, and certain directors and officers of the Company holding approximately 14.8% of the Company’s outstanding common shares (collectively, the “Supporting Stockholders”).  Under the terms of the Letter Agreement, Wilks has agreed to not acquire, offer to acquire or agree to acquire any of the Company’s common stock, par value $0.01 per share (the “Common Stock”) if the acquisition would result in Wilks and its affiliates owning more than 15% of the Common Stock then outstanding.  Wilks and the Company also agreed to certain other customary standstill provisions, which remain in effect until six months after the Wilks and its affiliates own less than 5% of the Common Stock.  Pursuant to the Letter Agreement, three members of our Board of Directors, Messrs. Morris, Rubin and Kolstad (collectively, the “Supporting Stockholders”), have agreed to vote their shares in favor of this proposal.

The Company has also granted Wilks certain registration rights pursuant to a Registration Rights Agreement (the “Registration Rights Agreement”), dated as of March 2, 2017, with respect to the shares of Common Stock issuable upon exercise of the Warrant, which rights include customary demand rights and piggy-back registration rights, subject to certain exceptions and limitations

NYSE Approval

Our Common Stock is listed on the NYSE, and we are subject to the NYSE rules and regulations. Section 312.03 of the NYSE Listed Company Manual requires the approval of the Company’s stockholders of the issuance of an amount of shares of the Common Stock, or securities convertible into Common Stock, that exceeds 1% of the Common Stock outstanding, to a stockholder of the Company who holds more than 5% of the Common Stock outstanding before such issuance, such as Wilks.  Under the Letter Agreement, the Supporting Stockholders have agreed to vote in favor of this proposal.

As of the Record Date, we had 80,000,000 authorized shares of Common Stock and approximately 27,139,979 shares of Common Stock issued and outstanding. As of the Record Date the Wilks owned 2,594,733 shares of Common Stock of the Company, representing approximately 9.5% of the outstanding shares.  Assuming stockholders approve the NYSE Proposal and full exercisability of the Warrant pursuant to the terms thereof, the Warrant provides the right to purchase an aggregate of up to 523,022 shares of our Common Stock, representing approximately 1.9% of the number of outstanding shares of Common Stock. Accordingly, we agreed to seek stockholder approval of the NYSE Proposal at the Annual Meeting.

The Board of Directors has determined that the NYSE Proposal is in the best interests of the Company and its stockholders. As a result, the Board of Directors has approved the NYSE Proposal and recommends a vote by the stockholders for approval of these actions.

Consequences if Stockholders Approve this Proposal

Rights of Wilks; Registration Rights

Due to the fact that Wilks may be deemed an affiliate of the Company, Wilks may be limited in its ability to freely sell its Common Stock or other securities.  The Company has  granted Wilks certain registration rights pursuant to a Registration Rights Agreement (the “Registration Rights Agreement”), dated as of March 2, 2017, with respect to the shares of Common Stock issuable upon exercise of the Warrant, which rights include customary demand rights and piggy-back registration rights, subject to certain exceptions and limitations.  The issuance of the Warrant and shares of Common Stock issuable upon exercise of the Warrant have no effect on the current rights of the holders of our Common Stock under Delaware law, including, without limitation, voting rights, rights to dividend payments and rights upon liquidation. Holders of our Common Stock are not entitled to preemptive rights with respect to any Common Stock that may be issued.

Any shares of Common Stock that Wilks resells pursuant to an effective registration statement will be freely transferable without restriction.  This free transferability may materially and adversely impact the market price of our Common Stock if large quantities of our Common Stock are issued and sold onto the market.

Dilution

The issuance of additional shares of our Common Stock will decrease the relative percentage equity ownership of our existing stockholders, thereby diluting the voting power of their Common Stock and, depending on the price at which the additional shares are issued, may also be dilutive to the earnings per share of the Common Stock. In addition, such issuance could, under certain circumstances, have the effect of delaying or preventing a change in control by increasing the number of outstanding shares entitled to vote and by increasing the number of votes required to approve a change in control or approve amendments to our Charter.

Consequences if Stockholders Fail to Approve this Proposal

If our stockholders do not approve the issuance of the Warrant and the shares of Common Stock issuable upon exercise of the Warrant for purposes of the NYSE rules and regulations, the Warrant would subsequently become void with respect to any exercise by the holder for shares of Common Stock of the Company in excess of 1% of the outstanding Common Stock of the Company.

The Board of Directors recommends a vote “FOR” the issuance of the Warrant and shares of Common Stock issuable upon exercise of the Warrant.

APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

(PROPOSAL NO. 5)

The Company is seeking an advisory vote on executive compensation from stockholders, commonly known as the say-on-pay vote, as required by Section 14A of the Exchange Act. The advisory vote on executive compensation is an annual non-binding vote to approve the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in this Proxy Statement.

As described more fully in the Compensation Discussion and Analysis section of this proxy statement, the Company’s compensation policy is designed to attract and retain superior management personnel and to ensure that executive compensation aligns management’s overall goals and objectives for improving profitability and enhancing stockholder value with those of stockholders. The program seeks to align executive compensation with stockholder value on an annual and long-term basis through a combination of base pay, annual cash incentives, and equity and cash long-term incentives. The annual cash component was based upon achievement under a mix of Company performance measures.  In addition, long-term incentive awards are comprised of restricted stock awards and long-term cash awards based on specified measures of Company performance over a three-year period. The Company also has programs in place to align executive compensation with stockholder interests and mitigate risks in its plans, such as stock retention guidelines and limited perquisites.

The Board strongly endorses the Company’s executive compensation program and recommends that the stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as described in this proxy statement under “Compensation of Executive Officers”, including the Compensation Discussion and Analysis and the tabular and narrative disclosure contained in this proxy statement.

The Board of Directors recommend that the stockholders vote “FOR” the resolution above and approval of the compensation of the named executive officers as disclosed in this proxy statement.

FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION (PROPOSAL NO. 6)

Under the Dodd-Frank Act, the stockholders of the Company are entitled every six years to vote at the Annual Meeting regarding whether the stockholder vote to approve the compensation of the named executive officers as required by Section 14A(a)(2) of the Exchange Act (and as described in Proposal No. 5 of this proxy statement) should occur every one, two, or three years. Under regulations issued by the SEC, stockholders shall also have the option to abstain from voting on the matter. Pursuant to the Dodd-Frank Act, the stockholder vote on the frequency of the stockholder vote to approve executive compensation is an advisory vote only, and it is not binding on the Company or the Board of Directors.

Although the vote is non-binding, the Compensation Committee and the Board of Directors value the opinions of the stockholders and will consider the outcome of the vote when determining the frequency of the stockholder vote on executive compensation.

Stockholders at the 2011 Annual Meeting approved a non-binding advisory vote of ONE YEAR for the frequency of future stockholder votes to approve the compensation of the named executive officers.  The Board of Directors again is recommending that an advisory stockholder vote on executive compensation be held annually. The Board’s recommendation is based upon the premise that the compensation of the named executive officers is evaluated, adjusted if needed, and approved by the Compensation Committee on an annual basis.

The Board of Directors recommends that the stockholders vote for “ONE YEAR” regarding the frequency of the stockholder vote to approve the compensation of the named executive officers.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if other matters should properly come before the Annual Meeting, it is the intention of each of the persons named in the proxy to vote in accordance with his judgment on such matters.

. CARBO CERAMICS INC. MMMMMMMMMMMM MMMMMMMMMMMMMMM C123456789 IMPORTANT ANNUAL MEETING INFORMATION 000004 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE______________ SACKPACK_____________ 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 15, 2017. Vote by Internet • Go to www.investorvote.com/CRR • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Annual Meeting Proxy Card 1234 5678 9012 345 q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTIONS ARE INDICATED, WILL BE VOTED FOR THE NOMINEES AND FOR PROPOSALS 2, 3, 4 AND 5 AND “1 YEAR” ON PROPOSAL 6. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3, 4 and 5 and “1 Year” for Proposal 6. 1. To elect seven Directors. The Board of Directors recommends a vote FOR the nominees. 01 - Sigmund L. Cornelius 02 - Chad C. Deaton 03 - Gary A. Kolstad 04 - H.E. Lentz, Jr. 05 - Randy L. Limbacher 06 - William C. Morris 07 - Robert S. Rubin  Mark here to vote FOR all nominees Mark here to WITHHOLD vote from all nominees For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below. 2. Proposal to ratify the appointment of Ernst & Young LLP, certified public accountants, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017. 4. Proposal to approve the issuance of warrants and the shares of common stock issuable upon the exercise of the Warrant, pursuant to the terms and conditions of the Warrant dated as of March 2, 2017 by and between the Company and the Wilks Brothers, LLC. For Against Abstain For Against Abstain 3. Proposal to approve the Amended and Restated 2014 CARBO Ceramics Inc. Omnibus Incentive Plan including an increase in the number of shares available for issuance by 700,000 shares. 5. Proposal to approve, by advisory vote, the compensation of the named executive officers. For Against Abstain For Against Abstain 6. Proposal to recommend, by advisory vote, the frequency of future advisory votes on executive compensation. 1 Year 2 Years 3 Years Abstain 7. In their discretion, to vote upon such other business as may properly come before the meeting. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR the nominees and FOR proposals 2, 3, 4, 5 and “1 Year” for Proposal 6. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MMMMMMMC 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND 1 U P X 3 2 5 0 3 6 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 02KGIB .

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2016 Annual Report to Stockholders are available at: http://www.carboannualmeeting.com q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + Proxy — CARBO CERAMICS INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CARBO CERAMICS INC. The undersigned hereby appoints Gary A. Kolstad, John R. Bakht, Ernesto Bautista, III, or any one of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of CARBO Ceramics Inc., held of record by the undersigned on March 20, 2017, at the Annual Meeting of Stockholders to be held on May 16, 2017, or any adjournment or continuation thereof. (Continued and to be marked, dated and signed, on the other side) C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. +